UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Schedule 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant   ☒                             Filed by a party other than the Registrant   ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Section 240.14a-12

iCAD, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

iCAD, Inc.

98 Spit Brook Road, Suite 100

Nashua, New Hampshire 03062

November 7, 2019

Dear Stockholders:

You are cordially invited to attend iCAD, Inc.’s 2019 Annual Meeting of Stockholders which will be held on Friday, December 6, 2019, at 10:00 A.M. (EST), at the offices of Dentons US LLP at 1221 Avenue of the Americas, New York, New York 10020.

The Notice of Annual Meeting and Proxy Statement, which follow, describe the business to be conducted at the meeting.

Your vote is very important. Whether or not you plan to attend the meeting in person, we will appreciate a prompt submission of your vote.

Cordially,

Michael Klein

Chairman and Chief Executive Officer

iCAD, Inc.

98 Spit Brook Road

Nashua, New Hampshire 03062

NOTICE OF 2019 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON DECEMBER 6, 2019

To the Stockholders of iCAD, Inc.:

NOTICE IS HEREBY GIVEN that the 2019 Annual Meeting of Stockholders (the “Annual Meeting”) of iCAD, Inc. (the “Company,” “our” and “we”) will be held on Friday, December 6, 2019, at 10:00 A.M. (EST), at the offices of Dentons US LLP at 1221 Avenue of the Americas, New York, New York 10020, for the following purposes:

1.	To elect four directors to serve until the next Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified;

2.	To ratify the appointment of BDO USA, LLP (“BDO”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019;

3.	To approve, by non-binding advisory vote, the resolution approving named executive officer compensation (the “Say on Pay Proposal”);

4.	To approve the Company’s 2019 Employee Stock Purchase Plan; and

5.	To transact such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

Only stockholders of record at the close of business on November 6, 2019 are entitled to receive the notice of and to vote at the Annual Meeting or any postponements or adjournments thereof.

The Company’s Board of Directors (the “Board”) believes that the election of the nominees specified in the accompanying proxy statement as directors at the Annual Meeting is in the best interest of the Company and its stockholders and, accordingly, unanimously recommends a vote “FOR” such nominees. The Board unanimously recommends that you vote “FOR” ratifying the appointment of BDO as the Company’s independent registered public accounting firm, that you vote “FOR” the Say on Pay Proposal and that you vote “FOR” the proposal to approve the Company’s 2019 Employee Stock Purchase Plan.

PLEASE NOTE THAT ATTENDANCE AT THE ANNUAL MEETING WILL BE LIMITED TO STOCKHOLDERS OF THE COMPANY AS OF THE RECORD DATE (OR THEIR AUTHORIZED REPRESENTATIVES) HOLDING EVIDENCE OF OWNERSHIP. IF YOUR SHARES ARE HELD BY A BANK OR BROKER, PLEASE BRING TO THE ANNUAL MEETING YOUR BANK OR BROKER STATEMENT EVIDENCING YOUR BENEFICIAL OWNERSHIP OF THE COMPANY’S STOCK TO GAIN ADMISSION TO THE ANNUAL MEETING.

By Order of the Board of Directors,

R. Scott Areglado
Chief Financial Officer

November 7, 2019

iCAD, Inc.

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement. It does not contain all of the information you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting of Stockholders

Date:	December 6, 2019

Time:	10:00 A.M. (EST)

Place:	Dentons US LLP, 1221 Avenue of the Americas, New York, New York 10020

Record Date:	November 6, 2019

Voting:	Stockholders as of the record date are entitled to one vote per share on matters presented at the Annual Meeting or any postponements or adjournments of the Annual Meeting

Voting Matters and the Board’s Recommendation

Agenda Item	Board Vote Recommendation	Page Reference
Election of four directors	FOR each Director Nominee	6
Ratification of the appointment of BDO USA LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019	FOR	32
Approval, on an advisory basis, of the Say on Pay Proposal	FOR	33
Approval of the 2019 Employee Stock Purchase Plan	FOR	34

In addition to these matters, stockholders may be asked to vote on such other matters as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

Executive Compensation Highlights

Our philosophy on executive compensation is to align the interests of our named executive officers with those of our stockholders by incentivizing them to deliver sustainable, long-term stockholder value. Our Compensation Committee reviews our compensation program components, targets and payouts on an annual basis. We continue to evaluate our compensation program to further align compensation received by our named executive officers with the interests of our stockholders and to provide compensation that is tied directly to performance.

Set forth below are key highlights of our executive compensation program that are further discussed in the “Executive Compensation—Compensation Discussion and Analysis” section of the proxy statement beginning on page 16:

•	The compensation program offered to our executive officers is comprised of a mix between base salary and variable opportunities.

•	Actual compensation is dependent upon many factors, including, but not limited to, our financial results and the executive’s level of responsibilities.

•	No pension benefits for executive officers.

•	No excise tax gross-ups.

•	No hedging or pledging of Company stock.

•	No excessive perquisites for executives.

•	We have implemented a clawback policy for executive officers and stock ownership guidelines for executive officers and non-employee directors.

Corporate Governance Highlights

Set forth below are highlights of our corporate governance practices that are further discussed in the “Corporate Governance” section of the proxy statement beginning on page 8:

•	Three of our four directors are independent under Nasdaq standards.

•	Our Board leadership continues to consist of an Executive Chairman of the Board and independent Committee Chairs.

•	We value diversity, which is exhibited in our directors’ gender, experience, and skills.

•	Our Board met four times in 2018 with executive sessions of independent directors at each regularly scheduled Board meeting and as deemed necessary.

•	No classified board; directors are elected annually.

•	A “Say on Pay” advisory vote is conducted annually.

•	Stockholders are asked to ratify the appointment of our independent registered public accounting firm annually.

Summary of Board Composition Changes

On January 7, 2019, Dr. Rachel Brem resigned from the Board, effective as of January 7, 2019.

iCAD, Inc.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON DECEMBER 6, 2019

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of iCAD, Inc. (the “Company”, “iCAD”, “we”, “us”, or “our”) for use at the 2019 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on December 6, 2019, at the offices of Dentons US LLP at 1221 Avenue of the Americas, New York, New York 10020, including any postponements or adjournments thereof, for the purposes set forth below.

Management intends to send or give to stockholders this proxy statement, the accompanying form of proxy card and the 2018 Annual Report to Stockholders on or about November 8, 2019.

Proxies in the accompanying form, duly executed and returned to the management of the Company and not revoked, will be voted at the Annual Meeting. Any proxy given pursuant to such solicitation may be revoked by the stockholder at any time prior to the voting of the proxy by a subsequently dated proxy, by written notification to the Secretary of the Company, or by personally withdrawing the proxy at the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in itself constitute a revocation of your proxy.

If your shares are held in street name through a broker, bank, or other nominee, please review the voting instructions provided by the broker, bank or other nominee holding your shares or contact such organization regarding how to change your vote.

The address and telephone number of the principal executive offices of the Company are:

98 Spit Brook Road

Suite 100

Nashua, NH 03062

Telephone No.: (603) 882-5200

At the Annual Meeting, the stockholders of the Company will vote on: (1) the election of four nominees to serve as directors, (2) the ratification of the appointment of BDO USA LLP (“BDO”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019, (3) approval, by non-binding advisory vote, of the resolution approving named executive officer compensation (the “Say on Pay Proposal”), (4) approval of the Company’s 2019 Employee Stock Purchase Plan, and (5) any other matters properly brought before the Annual Meeting or any postponements or adjournments thereof.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on December 6, 2019: This Proxy Statement, the form of proxy and the Company’s 2018 Annual Report to Stockholders are available for review on the Internet at http://www.cstproxy.com/icadmed/2019.

Your Vote is Important

Please vote as promptly as possible by signing, dating and returning the enclosed Proxy Card. You may also vote by attending the Annual Meeting and voting in person.

OUTSTANDING STOCK AND VOTING RIGHTS

Only holders of the Company’s common stock at the close of business on November 6, 2019 (the “Record Date”) are entitled to receive notice of and to vote at the Annual Meeting. As of the Record Date, the Company had 19,372,725 shares of common stock outstanding. Each share of common stock is entitled to one vote on all matters. There are no cumulative voting rights.

VOTING PROCEDURES

Quorum. A quorum is present if a majority of the shares entitled to vote at the Annual Meeting are present in person or represented by proxy at the Annual Meeting. Abstentions and “broker non-votes” (i.e., when a broker does not have discretionary authority to vote on a specific issue) are counted as present for purposes of determining a quorum.

Vote Required and Abstentions and Broker Non-Votes. The table below summarizes the votes required for approval of each matter to be brought before the Annual Meeting, as well as the treatment of abstentions and broker non-votes. If you sign and return a proxy but do not specify how you want your shares voted, your shares will be voted FOR the director nominees and FOR the other proposals listed below.

	Proposal	Vote Required for Approval of Each Item	Abstentions	Broker Non-Votes
I	Election of Directors	Each director shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors.	No effect on this proposal.	No effect on this proposal.

II	Ratification of Appointment of Auditors	The affirmative vote of a majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on Proposal II is required to approve this proposal.	Counted as “against”.	Not applicable since brokers have discretionary authority to vote on this proposal.

III	Advisory Vote on Say on Pay Proposal	The affirmative vote of a majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on Proposal III is required to approve this proposal	Counted as “against”.	No effect on this proposal.

IV	Approval of the 2019 Employee Stock Purchase Plan	The affirmative vote of a majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on Proposal III is required to approve this proposal	Counted as “against”.	No effect on this proposal.

Please note that brokers may not use discretionary authority to vote shares on Proposals I, III and IV if they have not received instructions from their clients. Please vote your proxy or deliver instructions to your broker so your vote can be counted.

The approval of any other business as may properly come before the Annual Meeting, or any postponement or adjournment thereof, will require the affirmative vote of a majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on such proposal.

Discretionary Voting Power. The Board is not aware of any matters other than those set forth in this proxy statement that will be presented for action at the Annual Meeting. However, if any other matter should properly come before the Annual Meeting, the persons authorized by the accompanying proxy will vote and act with respect thereto in what, according to their judgment, is in the best interests of the Company and its stockholders. If any nominee is unable (or for whatever reason declines) to serve as a director at the time of the Annual Meeting, proxies may be voted for the election of a qualified substitute nominee selected by the Board.

PROPOSAL I

ELECTION OF DIRECTORS

The Company’s Certificate of Incorporation, as amended, provides for the annual election of all of its directors. Currently, at each Annual Meeting of Stockholders, directors are elected to serve until the next Annual Meeting of Stockholders and until their respective successors are elected and qualified or until the director’s earlier resignation or removal. Each director nominee named below, who is presently a member of the Company’s Board, has indicated to the Board that he or she will be available to serve on the Board if elected. All nominees have been recommended by the Company’s Nominating and Corporate Governance Committee. Mr. Michael Klein, Dr. Susan Wood and Dr. Rakesh Patel were initially appointed as directors pursuant to a Cooperation Agreement dated October 15, 2018 between the Company and Mr. Andy Sassine and were elected as directors by our stockholders at our 2018 Annual Meeting of Stockholders.

The following table sets forth the name, age and principal occupation of the nominees for election at this Annual Meeting and the length of continuous service as a director of the Company. In addition to the information presented below regarding each director’s specific experience, qualifications, attributes and skills that led our Board to the conclusion that he or she should serve as a director, we also believe that all of our directors have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to iCAD and our Board.

Name	Age	Principal Occupation or Employment	Director Since
Michael Klein	65	Executive Chairman and Chief Executive Officer of iCAD, Inc., Adjunct Professor, Leavey School of Business, Santa Clara University.	2018

Dr. Rakesh Patel	46	Chief Executive Officer of Precision Cancer Specialists Medical Group.	2018

Andy Sassine	55	CFO of Arcturus Therapeutics Holdings Inc.	2015

Dr. Susan Wood	57	Chief Executive Officer of VIDA Diagnostics, Inc.	2018

Mr. Michael Klein has served as the Chief Executive Officer at Inflection Point Consulting, an executive coaching and consulting firm with a focus on medical technology, biopharma and healthcare services, since December 2014. Prior to that, he was the Chief Executive Officer at SonaCare Medical, LLC (f/k/a US HIFU, LLC), a global leader in minimally invasive high intensity focused ultrasound technologies, from December 2011 to November 2014. From April 2011 to December 2011, Mr. Klein was the President of the Civco Radiation Oncology Division within Roper Industries, a diversified industrial company that produces engineered products for global niche markets. He was President and Chief Executive Officer of Xoft, Inc., a medical device company, a position he held from December 2004 until the sale of Xoft to the Company in December 2010. Prior to joining Xoft, from 2000 to 2004, Mr. Klein served as Chairman, President and Chief Executive Officer of R2 Technology, Inc., a breast and lung cancer computer aided detection company. Previously, Mr. Klein served in VP, Sales and Marketing Roles at Varian Medical Systems (VAR) and Becton Dickinson (BDX). Mr. Klein received a Bachelor of Arts degree from the University at Albany, SUNY. Mr. Klein also received his M.B.A. from the New York Institute of Technology and completed his post-graduate Executive Education Studies at Harvard University and Babson College. We believe Mr. Klein’s qualifications to serve on our Board of Directors include his significant experience as an executive in the healthcare industry, his understanding of our products and markets and his previous tenure on our Board.

Dr. Rakesh Patel has served as medical director of Radiation Oncology and Chair of the Multi-Disciplinary Breast Care Program at Good Samaritan Hospital since July 2013. In addition, he has served as co-founder of the TME Breast Care Network, a high-end physician peer-to-peer knowledge-sharing, research, education and consulting company, since January 2013. Dr. Patel has also served as Chief Executive Officer of Precision Cancer Specialists Medical Group, an organization whose core mission is to improve quality and access to advanced, targeted radiation therapy, since December 2016. He previously served on the board of directors of Radion, Inc., a company that improved quality of access for patients and doctors with an innovative e-collaboration platform, the assets of which were acquired by the Company in July 2014. Prior to that, Dr. Patel was the founder and served on the board of directors of BrachySolutions, Inc. (acquired by Radion Inc.), a telehealth company focused on improving quality and access to advanced brachytherapy globally via custom e-learning modules. He holds a Bachelor of Science degree from the University of Notre Dame and an M.D. from Indiana University School of Medicine. Dr. Patel completed his radiation oncology residency at the University of Wisconsin-Madison. We believe Dr. Patel’s qualifications to serve on our Board of Directors include his expertise in the medical field as well as his understanding of our products and markets.

Mr. Andy Sassine currently serves as Chief Financial Officer and member of the Board of Directors of Arcturus Therapeutics Holdings Inc.. Mr. Sassine also serves on the board of directors of Gemphire Therapeutics, Inc., a Nasdaq traded, clinical-stage biopharma company focused on developing and commercializing therapies for Dyslipidemia and NASH. Mr. Sassine served in various positions at Fidelity Investments from 1999 to 2012, rising to the position of Portfolio Manager. Prior to joining Fidelity, he served as a vice president in the Acquisition Finance Group at Fleet National Bank. Mr. Sassine previously served on the boards of MYnd Analytics, Inc., Acorn Energy, Freedom Meditech, Inc., and MD Revolution. Mr. Sassine was a member of the Henry B. Tippie College of Business, University of Iowa Board of Advisors from 2009 to 2018 and served on the Board of Trustees at the Clarke Schools for Hearing and Speech from 2009 to 2014. Mr. Sassine holds a Bachelor of Arts degree from the University of Iowa and an MBA from the Wharton School at the University of Pennsylvania. We believe Mr. Sassine’s extensive knowledge and experience as a fund manager and board member of other similarly-sized companies qualifies him to serve as a member of our Board of Directors.

Dr. Susan Wood has served as the President and Chief Executive Officer of VIDA Diagnostics, Inc., a leader in precision imaging and AI for pulmonary medicine, since September 2009. From July 2005 to December 2008, she held the position of Executive Vice President of Marketing and Technology for Vital Images, Inc., an innovative software company specializing in cardiovascular applications for advanced analysis software. Dr. Wood holds multiple patents in the field of computer-aided detection and quantitative imaging; has authored numerous book chapters, peer-reviewed papers, abstracts, and has served as an invited speaker at numerous conferences in the area of three-dimensional imaging of the thorax, quantitative imaging and computer-aided detection. She holds a Bachelor of Science in Engineering from the University of Maryland, College Park and a Master of Science in Biomedical Engineering from Duke University. Dr. Wood also holds a Ph.D. from the Johns Hopkins Medical Institutions, School of Hygiene and Public Health. We believe Dr. Wood’s qualifications to serve on our Board of Directors include her expertise in the medical field and her knowledge of our markets.

APPROVAL REQUIRED AND RECOMMENDATION

Each director shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS

VOTE “FOR” THE ELECTION OF EACH NOMINEE LISTED ABOVE.

CORPORATE GOVERNANCE

The Board of Directors and Director Independence

The Board currently consists of four members, and following the 2019 Annual Meeting, if all of the proposed nominees are elected, the Board will consist of four members. The Board has determined that all the non-employee directors (all directors other than Mr. Michael Klein) meet the director independence requirements under the applicable listing rules of The Nasdaq Stock Market LLC (“Nasdaq”).

Leadership Structure

The Board believes that the Company and its stockholders will benefit from the expertise of Mr. Michael Klein serving as Executive Chairman. The Board believes that it can best leverage Mr. Klein’s experience while he works on day-to-day matters at the Company and keeps the Board well informed, with the other directors well-positioned to advise on areas where they have a specific expertise. In accordance with the Company’s amended and restated by-laws (the “By-Laws”), the Board appointed Mr. Klein as Executive Chairman of the Board and Chief Executive Officer.

Board Oversight of Risk

The Board’s role

The Board’s role in the Company’s risk oversight process includes receiving regular reports from members of the executive management team on areas of material risk to the Company, including operational, financial, legal, regulatory, strategic, transactional and reputational risks. The full Board receives these reports from the appropriate “risk owner” within the organization to enable it to understand our risk identification, risk management and risk mitigation strategies.

Risk Assessment in Compensation Policies and Practices for Employees

The Compensation Committee reviewed the elements of our compensation policies and practices for all of our employees, including our named executive officers, in order to evaluate whether risks that may arise from such compensation policies and practices are reasonably likely to have a material adverse effect on our Company. The Compensation Committee concluded that the following features of our compensation programs guard against excessive risk-taking:

•	compensation programs provide a balanced mix of short-term and longer-term incentives;

•	base salaries are consistent with employees’ duties and responsibilities;

•	cash incentive awards are capped by the Compensation Committee;

•	cash incentive awards are tied mostly to corporate performance goals, rather than individual performance goals;

•	vesting periods for equity awards encourage executives to focus on sustained stock price appreciation;

•	our clawback policy provides our Board the ability to recoup any erroneously awarded performance-based compensation from executive officers on account of intentional misconduct; and

•	our robust stock ownership guidelines for executive officers provide alignment with stockholder interests.

The Compensation Committee believes that, for all of our employees, including our named executive officers, our compensation programs do not lead to excessive risk-taking and instead encourage behavior that supports sustainable value creation. We believe that risks that may arise from our compensation policies and practices for our employees, including our named executive officers, are not reasonably likely to have a material adverse effect on our Company.

Board Committees

The Board has four standing committees: (i) the Audit Committee; (ii) the Compensation Committee; (iii) the Nominating and Corporate Governance Committee; and (iv) the Strategy Committee. The committees are comprised solely of persons who meet the definition of an “independent director” under the Nasdaq listing rules. In addition, the Board has determined that each member of the Audit Committee meets Nasdaq independence requirements applicable to members of an audit committee. The Board of Directors has also determined that members of the Compensation Committee meet additional independence requirements under the Nasdaq listing rules for members of a compensation committee.

The Audit Committee, Nominating and Corporate Governance Committee and the Compensation Committee operate under written charters adopted by the Board. A copy of our Nominating and Corporate Governance Committee Charter, our Audit Committee Charter and our Compensation Committee Charter are available on the Company’s website at https://www.icadmed.com/governance.html. Information on our website does not constitute a part of this proxy statement.

Audit Committee

The Audit Committee, among other things, selects the firm to be appointed as the independent registered public accounting firm to audit our financial statements and reviews and discusses the scope and results of each audit with the independent registered public accounting firm and with management. The responsibilities of the Audit Committee are further described in the Audit Committee Charter, which was adopted by the Board and a copy of which is available on the Company’s website at https://www.icadmed.com/assets/audit-committee-charter2.pdf.

The Audit Committee held four meetings during 2018. The Audit Committee is composed of Dr. Patel, Dr. Wood and Mr. Sassine, who serves as its chairman. Our Board has determined that each member of the Audit Committee meets the definition of an “independent director” under the applicable Nasdaq listing rules and the rules and regulations of the Securities and Exchange Commission (the “SEC”). The Board has also determined that Mr. Sassine qualifies as an “audit committee financial expert” under the rules and regulations of the SEC.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for, among other things, developing and recommending to the Board corporate governance policies for iCAD, establishing procedures for the director nomination process and recommending nominees for election to the Board. The responsibilities of the Nominating and Corporate Governance Committee are further described in the Nominating and Corporate Governance Committee Charter, which was adopted by the Board and a copy of which is available on the Company’s website at https://www.icadmed.com/assets/nominating-and-corporate-governance-committee-charter2.pdf. The Nominating and Corporate Governance Committee held one meeting during 2018.

The Nominating and Corporate Governance Committee consists of Dr. Patel, who serves as its chairman, Mr. Sassine and Dr. Wood.

Compensation Committee

The Compensation Committee is responsible for, among other things, assisting the Board in overseeing our executive compensation strategy and reviewing and approving the compensation of our executive officers and administering our various stock option and incentive plans. The responsibilities of the Compensation Committee are further described in the Compensation Committee Charter, which was adopted by the Board and a copy of which is available on the Company’s website at https://www.icadmed.com/assets/compensation-committee-charter2.pdf. The Compensation Committee held three meetings during 2018.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of Dr. Wood, who serves as its chairwoman, Dr. Patel and Mr. Sassine. No person who served as a member of the Compensation Committee during the fiscal year ended December 31, 2018 was a current or former officer or employee of the Company or engaged in certain transactions with the Company required to be disclosed by regulations of the SEC. Additionally, there were no compensation committee “interlocks” during the fiscal year ended December 31, 2018, which generally means that no executive officer of the Company served as a director or member of the compensation committee of another entity, one of whose executive officers served as a director or member of the Compensation Committee of the Company.

Strategy Committee

The responsibilities of the Strategy Committee include, among other things, identifying new opportunities for the Company’s Detection and Therapy segments, providing advisory support to the full Board and building relationships between the Company and lead industry partners. The Strategy Committee was formed in September 2019, and consists of Dr. Patel and Dr. Wood. Each member of the Strategy Committee will receive, for serving on the Strategy Committee, an annual cash retainer of $5,000, or $10,000 for the chairman.

Board and Committee Meetings and Attendance at Annual Meeting of Stockholders

During the fiscal year ended December 31, 2018, the Board held four meetings. During 2018, each of the Company’s directors attended at least seventy-five percent of the aggregate of: (1) the total number of meetings of the Board; and (2) the total number of meetings of all Board committees on which they served.

The Company’s current policy strongly encourages that all of its directors attend all Board and Committee meetings and the Company’s Annual Meeting of Stockholders, absent extenuating circumstances that would prevent their attendance. One of the current directors attended last year’s Annual Meeting of Stockholders.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires certain of our officers and our directors, and persons who own more than 10 percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors, and greater than 10 percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of copies of such forms received by us, we believe that during the year ended December 31, 2018, other than as set forth below, all filing requirements applicable to all of our officers, directors, and greater than 10% beneficial stockholders were timely complied with.

The following filers submitted Form 3s one day late: Mr. Michael Klein, Dr. Rakesh Patel and Dr. Susan Wood.

The following filers submitted Form 4s two days late in connection with awards of restricted stock: Mr. Richard Christopher, Mr. Kenneth Ferry and Ms. Stacey Stevens.

The following filers submitted Form 4s one day late in connection with their acquisition of debentures: Ms. Rachel Brem, Mr. Richard Christopher, Mr. Michael Klein, Dr. Rakesh Patel, Mr. Andy Sassine, Ms. Stacey Stevens and Dr. Susan Wood.

CODE OF BUSINESS CONDUCT AND ETHICS

We have developed and adopted a comprehensive Code of Business Conduct and Ethics to cover all of our employees. Copies of the Code of Business Conduct and Ethics can be obtained, on the Company’s website at https://www.icadmed.com/assets/code-of-business-conduct-and-ethics2.pdf and without charge, upon written request, addressed to:

iCAD, Inc.

98 Spit Brook Road, Suite 100

Nashua, NH 03062

Attention: Corporate Secretary

COMMUNICATIONS WITH THE BOARD

The Board, through its Nominating and Corporate Governance Committee, has established a process for stockholders to send communications to the Board. Stockholders may communicate with the Board individually or as a group by writing to: The Board of Directors of iCAD, Inc. c/o Corporate Secretary, 98 Spit Brook Road, Suite 100, Nashua, NH 03062. Stockholders should identify their communication as being from an iCAD stockholder. The Corporate Secretary may require reasonable evidence that the communication or other submission is made by an iCAD stockholder before transmitting the communication to the Board.

CONSIDERATION OF DIRECTOR NOMINEES

Stockholders wishing to recommend director candidates to the Nominating and Corporate Governance Committee must submit their recommendations in writing to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, iCAD, Inc., 98 Spit Brook, Suite 100, Nashua, NH 03062.

The Nominating and Corporate Governance Committee will consider nominees recommended by iCAD stockholders provided that the recommendation contains sufficient information for the Nominating and Corporate Governance Committee to assess the suitability of the candidate, including the candidate’s qualifications, and complies with the procedures set forth below under “Deadline and Procedures for Submitting Board Nominations”. In addition, the recommendation must include information regarding the recommended candidate relevant to a determination of whether the recommended candidate would be barred from being considered independent under applicable Nasdaq listing rules, or, alternatively, a statement that the recommended candidate would not be so barred. Candidates recommended by stockholders that comply with these procedures will receive the same consideration that candidates recommended by the Nominating and Corporate Governance Committee receive. A recommendation which does not comply with the above requirements will not be considered.

The qualities and skills sought in prospective members of the Board are determined by the Nominating and Corporate Governance Committee. When reviewing candidates to our Board, the Nominating and Corporate Governance Committee considers the evolving needs of the Board and seeks candidates that fill any current or anticipated future needs. The Nominating and Corporate Governance Committee generally requires that director candidates be qualified individuals who, if added to the Board, would provide the mix of director characteristics, experience, perspectives and skills appropriate for iCAD. Criteria for selection of candidates will include, but not be limited to: (i) business and financial acumen, as determined by the Nominating and Corporate Governance Committee in its discretion, (ii) qualities reflecting a proven record of accomplishment and ability to work with others, (iii) knowledge of our industry, (iv) relevant experience and knowledge of corporate governance practices, and (v) expertise in an area relevant to iCAD. Such persons should not have commitments that would conflict with the time commitments of a director of iCAD. Such persons shall have other characteristics considered appropriate for membership on the Board, as determined by the Nominating and Corporate Governance Committee. While the Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity, the Board and the Nominating and Corporate Governance Committee believe that it is important that the Board members represent diverse viewpoints. In considering candidates for the Board, the Nominating and Corporate Governance Committee and the Board consider the entirety of each candidate’s credentials in the context of the foregoing standards.

DEADLINE AND PROCEDURES FOR SUBMITTING BOARD NOMINATIONS

Our By-Laws requires a stockholder wishing to nominate a candidate for election to our Board at a meeting of our stockholders to give written notice, containing the required information specified below, that must be delivered personally to or mailed to and received by our Corporate Secretary at our principal executive offices (located at 98 Spit Brook Road, Suite 100, Nashua, NH 03062), not less than 50 days nor more than 75 days prior to the meeting; provided, however, that, in the event that we give less than 65 days’ notice or prior public disclosure of the date of the meeting to our stockholders, notice by the stockholder to be timely must be received by our Corporate Secretary not later than the close of business on the tenth day following the earlier of (i) the day on which such notice of the date of the meeting was mailed or (ii) such public disclosure was made. Any such notice must set forth: (i) the name and record address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (ii) the class or series and number of shares of our stock which are held of record, owned beneficially and represented by proxy by such stockholder as of the record date for the meeting (if such date shall then have been made publicly available) and of the date of such notice; (iii) a representation that the stockholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iv) a description of all arrangements or understandings between such stockholder and each nominee and any other person or persons (naming such person or persons) under which the nomination or nominations are to be made by such stockholder; (v) the name, age, business address and residence address of the nominee and such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed by us pursuant to the proxy rules of the SEC, had each nominee been nominated, or intended to be nominated by our Board; and (vi) the written consent of each nominee to serve as our director, if so elected.

COMPENSATION OF DIRECTORS

Director Compensation in Fiscal 2018

Compensation of directors is determined by the Board in conjunction with recommendations made by the Compensation Committee. The Board has approved a compensation structure for non-employee directors consisting of a cash retainer, an annual equity award and an additional cash retainer for Board members serving on a committee.

Board and Committee Retainers

For fiscal 2018, annual cash compensation for non-employee directors was $35,000 and $65,000 for the non-employee chairman of the board. Additional retainers for each non-employee director who served on one or more board committees in

2018 were as follows:

	Member	Chair
Audit Committee	$7,500	$15,000
Compensation Committee	$5,000	$10,000
Nominating and Governance Committee	$2,500	$5,000

For fiscal 2019, annual cash compensation for non-employee directors was $40,000 and $74,285 for the chairman of the board. Additional retainers for each non-employee director who served on one or more board committees in 2019 were as follows:

	Member	Chair
Audit Committee	$9,500	$19,000
Compensation Committee	$7,000	$14,000
Nominating and Governance Committee	$4,500	$9,000

Directors can elect to receive their quarterly board compensation in cash, or in the form of (i) restricted stock based on the cash equivalent of the closing price of the Company’s common stock on the last trading day of each quarter, or (ii) stock options, with an exercise price based on the closing price of the Company’s common stock on the last trading day of each quarter. The number of shares subject to such stock options is determined based on a Black-Scholes valuation.

Such restricted stock is fully vested and such stock options are fully exercisable at the time of grant. For 2018 and 2019, all directors elected to receive their compensation in the form of stock options.

Annual Equity Compensation

In November 2018, the Company updated the equity components of its director compensation program. Newly appointed non-employee directors receive a one-time initial award of stock options to purchase 40,000 shares of our common stock, which vest in four equal quarterly installments through the first anniversary of the date of grant. Continuing directors receive an annual award of stock options to purchase 20,000 shares of our common stock, which also vest in four equal quarterly installments through the first anniversary of the date of grant. The Board has determined to increase the annual award of stock options to 30,000 shares of our common stock, effective for the 2020 annual awards.

Stock Ownership Guidelines for Non-Employee Directors

We believe that stock ownership by our non-employee directors aligns the interests of our directors with the long-term interests of our stockholders. Accordingly, the Company has adopted stock ownership guidelines for non-employee directors, whereby each non-employee director is expected to own 30,000 shares within five years of initial election or five years from the adoption of the guideline, whichever is later. Only shares owned outright are credited toward the ownership goals.

2018 Director Compensation Table*

DIRECTOR COMPENSATION

		Fees Earned or	Option	Stock
		Paid in Cash	Awards (1)	Awards (2)	Total
Name		($)	($)	($)	($)
Dr. Rakesh Patel	(3)		12,024	—	12,024
Andy Sassine	(4)	—	30,978	21,750	52,729
Susan Wood	(3)	—	12,636	—	12,636
Dr. Lawrence Howard	(5)	—	52,500	13,000	65,500
Dr. Rachel Brem	(4)	—	42,175	13,000	55,175
Anthony Ecock	(5)	—	37,500	13,000	50,500
Dr. Robert Goodman	(5)	—	26,249	13,000	39,249
Steven Rappaport	(5)	—	43,125	13,000	56,125
Somu Subramaniam	(5)	—	33,125	13,000	46,125
Dr. Elliot Sussman	(5)		43,125	13,000	56,125

1)

The amounts included in the “Option Awards” column represents the grant date fair value of the stock option awards to directors, computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 6 to our Consolidated financial statements on Form 10-K for the fiscal year ended December 31, 2018.

Directors may elect to elect to receive their annual retainers in the form of quarterly stock options in lieu of cash (the “Quarterly Stock Options”). The Quarterly Stock Options are vested upon grant.

2)

The amounts included in the “Stock Awards” column represent the grant date fair value of the restricted stock awards to directors, computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 6 to our Consolidated financial statements included in our annual report on Form 10-K. Shares granted to directors in 2018 vested on the anniversary of the grant date. All shares of restricted stock awarded in 2018, shown above, have vested.

3)	Represents (i) an inaugural grant for service on the Board, which vests quarterly over a one year period commencing on the grant date, and (ii) Quarterly Stock Options.
4)	Represents (i) an annual award for continuing service on the Board and (ii) Quarterly Stock Options.
5)

Each of these individuals has resigned from the Board. Mr. Ecock, Mr. Subramaniam, Dr. Sussman and Dr. Goodman resigned from the Board on October 15, 2018. Mr. Rappaport and Dr. Howard resigned from the Board on October 26, 2018. Ms. Brem resigned from the Board on January 7, 2019.

*	Additional information with respect to the compensation of Michael Klein, an employee director, is set forth below:

Name and Principal Position	Year	Salary $	Stock Awards (1) $	Option Awards (2) $	Non-Equity Incentive Plan Compensation (3) $	All Other Compensation $	Total $
Michael Klein
Chief Executive Officer	2018	14,423	—	1,617,848	—	1,236	1,633,507

(1)

The amount included in the “Stock Awards” column represents the grant date fair value of the restricted stock awards granted to the named executive officer, computed in accordance with ASC Topic 718. For a discussion of valuation assumptions, see Note 6 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

(2)

The amount included in the “Option Awards” column represent the grant date fair value of the stock option awards granted to the named executive officer, computed in accordance with ASC Topic 718. For a discussion of valuation assumptions, see Note 6 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

(3)

The 2018 non-equity incentive compensation targets were based on achieving certain revenue, adjusted EBITDA, and cash position goals. In March 2019, the Board reviewed the Company’s performance relative to our goals and determined that these goals had not been met. Accordingly, the Board determined that there would not be any bonus payout under the 2018 non-equity incentive compensation plan.

EXECUTIVE OFFICERS

All officers serve at the direction of our Board. The Board appoints our officers.

In addition to Mr. Klein, our Executive Chairman and Chief Executive Officer, our other executive officers are Ms. Stacey Stevens, President, Mr. R. Scott Areglado, Chief Financial Officer and Mr. Jonathan Go, Chief Technology Officer.

Ms. Stacey Stevens has served as the Company’s President since March 2019. From February 2016 to March 2019, Ms. Stevens served as the Company’s Executive Vice President, Chief Strategy and Commercial Officer, and from June 2006 to February 2016, she served as the Company’s Senior Vice President of Marketing and Strategy. Prior to joining iCAD, Ms. Stevens held a number of sales, business development, and marketing management positions with Philips Medical Systems, Agilent Technologies, Inc. and Hewlett Packard’s Healthcare Solutions Group (which was acquired in 2001 by Philips Medical Systems). From February 2005 to June 2006, she was Vice President, Marketing Planning at Philips Medical Systems, where she was responsible for the leadership of all global marketing planning functions for Philips’ Healthcare business. From 2003 to January 2005, she was Vice President of Marketing for the Cardiac and Monitoring Systems Business Unit of Philips, where she was responsible for all marketing and certain direct sales activities of Philips America’s Field Operations. Prior to that, Ms. Stevens held several key marketing management positions in the Ultrasound Business Unit of Hewlett-Packard/Agilent and Philips Medical Systems. Ms. Stevens earned a Bachelor of Arts Degree in Political Science from the University of New Hampshire, and an M.B.A. from Boston University’s Graduate School of Management.

Mr. R. Scott Areglado has served as the Company’s Chief Financial Officer since May 2019. From May 2011 until December 2018, Mr. Areglado served as Company’s Vice President and Corporate Controller, and from December 2018 to May 2019 and September to November 2016, he served as interim Chief Financial Officer. From 2005 to 2010, Mr. Areglado served as Vice President and Controller at AMICAS, Inc., a Nasdaq-listed image and information management solutions company serving the healthcare industry, where he led financial statement preparation and accounting operations for the company. Mr. Areglado has more than 25 years of experience in finance and accounting and was a licensed Certified Public Accountant from 1990 to 2007. Mr. Areglado received an M.B.A. degree from the Franklin W. Olin Graduate School of Business at Babson College and a Bachelor of Business Administration degree in Accounting from the University of Massachusetts, Amherst.

Mr. Jonathan Go has served as the Company’s Chief Technology Officer since January 2019. Mr. Go brings more than twenty five years of software development experience in the medical industry to iCAD. From October 2006 until January 2019, Mr. Go served as the Company’s Senior Vice President of Research and Development. Prior to joining iCAD, from February 1998 to May 2006, Mr. Go served as Vice President of Engineering at Merge eMed, a provider of RIS/PACS solutions for imaging centers, specialty practices and hospitals. At Merge eMed, Mr. Go was responsible for software development, product management, testing, system integration and technical support for all of eMed’s products. Before joining Merge eMed, Mr. Go was Director of Engineering at Cedara Software in Toronto. Cedara Software is focused on the development of custom engineered software applications and development tools for medical imaging OEMs. At Cedara, Mr. Go built the workstation program, developing multiple specialty workstations that have been adopted by a large number of OEM partners. Mr. Go earned a Bachelor of Science in Electrical Engineering from the University of Michigan and a Masters of Science in Electrical Engineering and Biomedical Engineering from the University of Michigan.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis is designed to provide stockholders an understanding of our compensation philosophy, core principles and decision-making process for determining compensation for our named executive officers (“NEOs”) for fiscal 2018.

Our NEOs for Fiscal 2018:

Name	Title
Michael Klein	Chief Executive Officer

Stacey Stevens	President
Richard Christopher	Former Chief Financial Officer

Kenneth Ferry	Former Chief Executive Officer

The following discussion cross-references those specific tabular and narrative disclosures that appear following this subsection where appropriate. You should read this Compensation Discussion and Analysis in conjunction with such tabular and narrative disclosures.

Executive Summary:

Financial and Operational Highlights

During 2018 and year-to-date in 2019, we remained focused on strategic initiatives for the Company’s key growth drivers.

Key highlights included:

•	Quarterly revenue growth and improved EBITDA performance.

•	In 2018, we received CE mark for ProFound AI, and secured clearance for its clinical use in Canada. In 2019, ProFound AI was launched in the market.

•

Based on reader study results conducted in early 2018, ProFound AI, our multi-vendor, deep-learning, cancer detection software solution for digital breast tomosynthesis, received clearance in the US by the FDA in December 2018.

•

In August 2018, our Xoft System received regulatory consent from India’s Atomic Energy Regulatory Board, making the Company’s full suite of electronic brachytherapy products available to clinicians and patients across India.

•

PowerLook Density Assessment Version 3.4 received FDA clearance in August 2018. The artificial intelligence software solution delivers automated, rapid and reproducible assessments of breast density to help identify patients that may experience reduced sensitivity to digital mammography due to dense breast tissue.

•	iCAD was named a 2018 MedTech Breakthrough award winner, as our PowerLook® Tomo Detection solution was recognized as the “Best New Radiology Solution.”

•

Results from an independent, long-term clinical study highlighted the effectiveness of our Xoft Electronic Brachytherapy System for early-stage breast cancer treatment, showing recurrence rates to be comparable to the cornerstone TARGIT-A Trial at mean follow-up of 4.6 years.

•	Broadened awareness of the Xoft System’s unique clinical value through medical education at key society events and medical conferences.

•	Continued to expand adoption and clinical validation of IORT and GYN eBx in the U.S. and key international markets.

•	Entered into an agreement with SimonMed Imaging, the largest physician owned imaging provider with 150 locations across the U.S., to implement ProFound AI in its centers.

•	Identified additional therapy applications of Xoft® IORT, to position the Therapy division for additional growth opportunities.

•	Raised $9.4 million from a follow-on underwritten public offering.

•	Entered into an exclusive relationship with two leading researchers at The Karolinska Institutet, to develop an AI-based solution to identify individual risk of developing breast cancer.

Key Compensation Governance Attributes

The following are best practices of our executive compensation program:

What We Do	What We Don’t Do

✓  Consult an independent compensation consultant

✓  Conduct an annual risk assessment of our pay practices

✓  Solicit shareholder input and incorporate feedback into decision-making process

✓  Use a “double-trigger” for accelerated equity vesting upon a change in control for current named executive officers

✓  Clawback policy for executive officers

✓  Stock ownership guidelines for executive officers and non-employee directors

✓  Insider trading policy prohibits directors, senior executives and other employees from trading in Company stock during blackout periods and while in possession of material non-public information.

x   No tax gross-up provisions

x   No guaranteed salary increases or bonuses

x   No excessive perquisites to NEOs

x   No pension plans or other post-employment benefit plans

x   No severance multipliers in excess of 2x pay

x   No hedging or pledging of Company stock

x   No option repricing without stockholder approval, or option backdating

Compensation Decision Making Process

Executive Compensation Philosophy and Objectives

The Compensation Committee’s executive compensation objectives are to: attract and retain highly qualified individuals with a demonstrated record of achievement; reward past performance; provide incentives for future performance; and align the interests of the named executive officers with the interests of the stockholders. In order to accomplish this, we offer a competitive total compensation package that consists of: base salary; annual non-equity incentive compensation opportunities; long-term incentives in the form of equity awards; and employee benefits.

The Compensation Committee believes that compensation for the named executive officers should be based on our performance, as the performance of the named executive officers directly affects our results. Therefore, the Compensation Committee typically has developed variable compensation packages for the named executive officers that are largely based on Company financial performance. The Compensation Committee also considers our industry and geographic location norms in determining the various elements and amounts of compensation for our named executive officers.

The Compensation Committee believes that several factors are critical to our future success. These factors include the quality, appropriate skills and dedication of the named executive officers.

How We Determine NEO Compensation

Role of the Compensation Committee. All compensation for our named executive officers is reviewed and recommended to the Board by the Compensation Committee, which is composed only of independent directors. The Compensation Committee is responsible for reviewing the performance and establishing the total compensation of our named executive officers on an annual basis. The Compensation Committee discusses compensation matters as part of regularly scheduled meetings.

Role of our Chief Executive Officer. Our Chief Executive Officer annually makes recommendations to the Compensation Committee regarding base salary, non-equity incentive plan compensation and equity awards for himself and the other named executive officers. Such recommendations are considered by the Compensation Committee; however, the Compensation Committee retains full discretion and authority over the final compensation decisions for the named executive officers, subject to approval by the Board.

Role of our Independent Compensation Consultant. The Compensation Committee has the authority to engage independent compensation consultants. The Compensation Committee has in the past, and may in the future, directly commission compensation studies from such consultants to provide benchmark and other data to be used by the Compensation Committee in determining the compensation and benefits for the named executive officers.

During 2018, the Compensation Committee engaged Pearl Meyer & Partners (“Pearl Meyer”), an independent compensation consultant, for general executive compensation support. In preparation for 2018 executive compensation determinations, Pearl Meyer updated the group of peer companies used to benchmark executive compensation and identify market pay practices. Pearl Meyer developed the peer group so that the group, in aggregate, reflected the Company’s industry, size (revenue and market capitalization) and operating profile (margins and employee base). Pearl Meyer also assisted with benchmarking non-employee director compensation, planning for our stock pool refresh proposal, and developing and enhancing our proxy disclosures.

Use of Peer Group and Market Data

During 2018, the Compensation Committee engaged Pearl Meyer to assess the competitiveness of the Company’s executive compensation. Pearl Meyer determined and the Compensation Committee approved the following peer group companies with respect to benchmarking executive compensation:

Bovie Medical Corporation CAS Medical Systems, Inc. Cogentix Medical, Inc. Digirad Corporation HTG Molecular Diagnostics, Inc. IRIDEX Corporation	LeMaitre Vascular, Inc. Simulations Plus, Inc. Streamline Health Solutions, Inc. Surmodics, Inc. Tandem Diabetes Care, Inc. Veracyte, Inc.

Compensation Committee Report

The Compensation Committee met with management and reviewed and discussed with management the Compensation Discussion and Analysis. Based upon the review and discussions referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement of the Company.

The information contained in this Compensation Committee report is not “soliciting material” and has not been “filed” with the SEC. This report will not be incorporated by reference into any of our future filings under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, except to the extent that we may specifically incorporate it by reference into a future filing.

Compensation Committee: Dr. Susan Wood—Chairwoman, Dr. Rakesh Patel, Mr. Andy Sassine

Elements of Executive Compensation

The Compensation Committee establishes a total targeted cash compensation amount for each named executive officer, which included base salary and non-equity incentive compensation, intended to be an incentive for the named executive officers to achieve the targeted financial results for our business and to compensate the named executive officers appropriately if they successfully achieved such performance. The elements of our executive compensation program are designed to deliver both year-to-year and long-term stockholder value increases. A portion of the executives’ compensation is at-risk, and equity-based compensation includes a mix of incentives that vest subject to time or a combination of Company performance and time, tying the executive to both our short-term and long-term success.

The Compensation Committee also considers each named executive officer’s current salary and prior-year incentive compensation along with the appropriate balance between long-term and short-term incentives.

Our executive compensation program consists of the following annual elements:

Element	Description
Base Salary	Fixed annual cash amount to attract and retain top talent

Annual Cash Bonus	At-risk variable incentive compensation to reward for achievement of goals set by the board

Long-Term Incentive Awards	Equity-based compensation that supports retention, incentivizes performance and promotes stockholder alignment

Select Benefits and Perquisites	Benefits such as health insurance and 401(k) to remain competitive in our industry

Fiscal 2018 Compensation Program in Detail

Base Salaries

Salaries are established based on the individual responsibilities of the named executive officers in the competitive marketplace in which we operate at levels necessary to attract and retain the executive. Base salaries are reviewed annually and adjusted periodically to take into account promotions, increases in responsibility, inflation and increased experience and competitive compensation levels as recommended by the Chief Executive Officer with respect to the other named executive officers. The Company does not provide for automatic salary increases.

The Compensation Committee established the following base salaries for the named executive officers for fiscal 2018 and 2019 as follows:

Executive	2018 Annualized Base Salary	2019 Annualized Base Salary	Percentage Increase
Kenneth Ferry	$470,000	N/A	N/A
Richard Christopher	$295,000	N/A	N/A
Stacey Stevens	$305,000	$323,000	5.9%
Michael Klein	$150,000	$150,000	0.0%

Annual Bonus (Non-Equity Incentive Compensation)

Annually, the Compensation Committee establishes a non-equity incentive compensation plan as a tool to incentivize the named executive officers to achieve certain Company goals for the forthcoming fiscal year. The 2018 non-equity incentive compensation targets were based on achieving certain revenue, adjusted EBITDA, and cash position goals. In March 2019, the Board reviewed the Company performance relative to our goals and determined that these goals had not been met. Accordingly, the Board determined that there would not be any bonus payout under the 2018 non-equity incentive compensation plan.

Again in 2019, the Compensation Committee has established a non-equity incentive compensation plan for 2019 intended to incentivize the named executive officers to achieve corporate goals and targets (the “2019 Plan”). Under the 2019 Plan, upon the Company achieving pre-determined revenue and adjusted EBITDA targets (the “Targets”), each named executive officer will be entitled to receive the percentage of their target bonus amount, which will be 50% based on the Targets and 50% based on personal performance targets for each named executive officer. The 2019 Plan allows bonus payments that could exceed 100% of each named executive officer’s target bonus amount if performance targets are exceeded by pre-determined amounts and in the discretion of the Compensation Committee and the Board.

The Compensation Committee has allocated up to $524,000 for payment of bonuses to the named executive officers other than the Chief Executive Officer, and up to $112,500 that could be awarded to the Chief Executive Officer. The 2019 Plan also provides for the payment of performance-based bonuses to non-executive employees of the Company. Subject to certain conditions, including the Company maintaining a cash balance above an agreed-upon level, the bonus pool for executive and non-executive employees may be increased to $1.15 million, in the discretion of the Compensation Committee and the Board.

Long-Term Equity Incentive Compensation

The Compensation Committee makes recommendations to the Board regarding the granting to executives of equity awards under our stock incentive plans. The Compensation Committee has the ability and flexibility under the various plans to determine from time to time the specific type of award and the terms and conditions related thereto that the Compensation Committee believes are best designed at that time to provide a strong incentive for senior management’s superior performance and continued service to us. The incentive plans provide for grants of stock options and shares of restricted stock or units – either time- or performance-based. The Compensation Committee believes that properly structured long-term equity awards can encourage executive retention as such awards are made subject to vesting and continued employment by the recipient. Long-term equity awards may be granted to executive officers and other employees who successfully demonstrate a capacity for contributing directly to our success.

The terms of these equity awards generally provide time-based vesting provisions and require the recipient remain employed to obtain such awards on the vesting date(s). In the event of a stock dividend, recapitalization, reclassification, split, or a combination of shares of the Company, an appropriate adjustment shall be made by the Company, in the number, kind, and/or option price of the awarded shares to the end that the proportionate interest of the holder will be maintained as before the occurrence of such event. In the event of a merger or consolidation of the Company or other similar corporate changes, provisions may be made by the Board for the assumption or substitution of the awarded shares. See the narrative description below for each of our named executive officer’s arrangements regarding vesting on a change of control.

The Compensation Committee does not currently have a policy for the automatic awarding of equity awards to the named executive officers or our other employees. Grants are made periodically, based on individual performance, and other criteria deemed relevant by the Compensation Committee and approved by the Board at the time awards are made.

2018 Equity Awards.

The Compensation Committee does not currently have a policy for the automatic awarding of equity awards to the Company’s named executive officers or its other employees. Grants are made periodically based on individual performance and other criteria deemed relevant by the Compensation Committee and approved by the Board at the time awards are made.

On March 22, 2018 the Compensation Committee recommended for approval to the Board, and the Board approved equity awards to Mr. Ferry, Mr. Christopher and Ms. Stevens. The awards to each of these NEOs were granted in the form of equity as follows:

•	50% in time-based restricted stock, which vest in three equal installments on each of the first three anniversaries of the grant date.

•

50% in performance-based restricted stock units (“PSUs”), which were based on 2018 corporate revenue growth. The awards provided no payout for below threshold performance, but provided for an award up to a maximum of 167% of target. The Company granted a total of 112,500 shares of performance based restricted stock during 2018 with performance measured on meeting a revenue target based on growth for fiscal year 2018 and vesting in three equal installments with the first installment vesting upon measurement of the goal. In addition, a maximum of 75,375 additional shares were available to be earned based on exceeding the revenue goal.

The Board determined that the performance metrics had not been met for 2018 and accordingly the shares were forfeited.

Executive	Grant Date	Number of Time- Based Restricted Shares Awarded	Number of Performance- Based PSUs Awarded
Kenneth Ferry*	3/22/18	60,000	60,000
Richard Christopher*	3/22/18	25,000	25,000
Stacey Stevens	3/22/18	27,500	27,500

*	Former officer of the Company

Benefits

We provide group life insurance, health and dental care insurance, long-term disability insurance, 401(k) plan matching contributions and similar benefits to all employees, including the named executive officers. These benefits do not discriminate in scope, terms or operation in favor of the named executive officers.

Perquisites

We provide the named executive officers with an annual automobile allowance and, in addition, provided a housing allowance for Mr. Ferry, which the Compensation Committee believes is reasonable, competitive and consistent with our overall executive compensation program.

Compensation Policies and Practices

Clawback Policy

Under our clawback policy, if our Board determines that an executive officer engaged in intentional misconduct leading to a material financial reporting restatement or intentional misconduct leading to erroneous performance information and calculations, then the Board may review all performance-based compensation awarded to or earned by that officer on the basis of performance during the fiscal periods materially affected. If, in the view of our Board, the performance-based compensation would have been lower if not for the intentional misconduct, then the Board may, to the extent permitted by applicable law, seek recoupment from that officer of any performance-based compensation exceeding the amount that would have been paid had financial results been correctly stated or calculated, as determined by the Board.

Stock Ownership Guidelines for Executive Officers. Our Board believes that our officers should hold a meaningful financial stake in the Company in order to further align their interests with those of our stockholders. In July 2017, we adopted stock ownership guidelines for our executive officers. Our Chief Executive Officer is expected to own a minimum of 300,000 shares and other executive officers are expected to own a minimum of 100,000 shares, within five years of employment, the date of becoming an executive officer, or five years from the adoption of the guideline, whichever is latest. Only shares owned outright are credited toward the ownership goals.

Employment Agreements and Severance and Change in Control Agreements

The Company has entered into employment agreements with certain key executives. The employment agreements provide for minimum annual salaries and performance-based annual bonus compensation as defined in their respective agreements. In addition, the employment agreements provide that if employment is terminated without cause, the executive will receive an amount equal to their respective base salary then in effect for (i) the greater of the remainder of the original term of employment, (ii) for Mr. Ferry, a period of two years from the date of termination, or (iii) for Mr. Christopher and Ms. Stevens, a period of eighteen months from the date of termination, in each case, plus the pro rata portion of any annual bonus earned in any employment year through the date of termination.

On November 8, 2018, Mr. Ferry retired as Chief Executive Officer of the Company and from his position as Chairman of the Board of Directors. Mr. Ferry and the Company entered into a Separation Agreement on that date, pursuant to which Mr. Ferry will generally receive the payments that would have been payable had he been terminated by the Company without cause. The Company accrued $1,009,000 representing 24 months of severance and 18 months of health benefits as of November 2018 upon Mr. Ferry’s agreeing to the Separation Agreement, which is being paid monthly beginning in May 2019.

Effective on January 11, 2019, Mr. Christopher resigned from his position as Chief Financial Officer of the Company. There were no termination benefits associated with Mr. Christopher’s resignation.

Mr. Michael Klein, our Executive Chairman and Chief Executive Officer

On November 19, 2018 the Company entered into an employment agreement with Mr. Klein to serve as Executive Chairman and Interim Chief Executive Officer of the Company for a term of two years ending on the earlier of termination of the agreement or December 31, 2020. On December 12, 2018, the Company amended the employment agreement to change his title from Interim Chief Executive Officer to Chief Executive Officer. Mr. Klein’s compensation consists of an annual base salary of $150,000, and a target annual incentive bonus of 50% of his base salary if the Company achieves goals and objectives determined by the Compensation Committee. As part of the Company’s annual year-end compensation review, the Compensation Committee expects to evaluate Mr. Klein’s compensation package and will likely increase his salary and level of equity compensation.

Mr. Klein is also entitled to customary benefits, including participation in employee benefit plans as well as a monthly automobile allowance. Mr. Klein’s employment agreement provides that if his employment is terminated without “cause” or if he terminates his employment for “good reason” (as such terms are defined in Mr. Klein’s employment agreement), in each case while he serves as Chief Executive Officer, then: (i) he will continue to receive an amount equal to his base salary for the 12 month period from the date of his termination; (ii) he will receive the pro rata portion of any incentive bonus, if any, earned for the fiscal year of his termination; and (iii) he will receive reimbursement of monthly premiums for continued health benefits for 18 months. If the aggregate amount of payments under (i) and (ii) are less than $250,000, then Mr. Klein shall be entitled to $250,000.

In the event that within 12 months of a “change in control” Mr. Klein’s employment is terminated by the Company without “cause” or he terminates his employment for “good reason”, in each case while he serves as Chief Executive Officer, then (i) he will continue to receive an amount equal to his base salary for the period of 24 months from the date of his termination; (ii) he will receive the pro rata portion of any incentive bonus, if any, earned for the fiscal year of his termination, and (iii) all unvested stock options and other equity awards granted by the Company shall immediately vest and become exercisable and shall remain exercisable for not less than 180 days thereafter.

Ms. Stacey Stevens, our President

On June 25, 2008, we entered into an employment agreement with Ms. Stevens, which provides for her employment for an initial term through December 31, 2011, with automatic one-year renewals thereafter subject to certain conditions. Ms. Stevens is also entitled to customary benefits, including participation in employee benefit plans as well as a monthly automobile allowance. Ms. Stevens’ employment agreement also provides for her eligibility to receive, during each year of her employment under the agreement, a target annual incentive bonus of 40% of her base salary if the Company achieves certain goals and objectives determined by the Board.

Ms. Stevens’ employment agreement provides that if her employment is terminated without “cause,” (i) she will continue to receive an amount equal to her base salary for the period of 12 months from the date of her termination, (ii) she will receive the pro rata portion of any incentive bonus, if any, earned for the fiscal year of her termination, and (iii) she will receive continued health benefits for 12 months.

On December 22, 2016, we amended Ms. Stevens employment agreement to provide that if she is terminated without “cause” within three months of a “change in control,” then (i) she will continue to receive an amount equal to her base salary for 18 months from the date of her termination, (ii) she will receive the pro rata portion of any incentive bonus, if any, earned for the fiscal year of her termination, and (iii) all unvested stock options and other equity awards granted by the Company shall immediately vest and become exercisable and shall remain exercisable for not less than 180 days thereafter.

On March 12, 2019, the Company’s Board elected Ms. Stevens to serve as President. In connection with Ms. Steven’s election to President, the Board approved (i) an annual base salary increase to $323,000 from $305,000, and (ii) an increase in target bonus to 45% of annual base salary, from 40% of annual base salary.

In October 2015, the Company and Ms. Stevens entered into a Change of Control Bonus Agreement (“the Bonus Agreement”). The Bonus Agreement provides that upon a “change of control” of the Company, Ms. Stevens will be entitled to a cash bonus. A “change of control” is defined to mean a sale of all or substantially all of the assets of the Company or the acquisition of more than 50% of the outstanding equity or ownership interests by any one person or group of persons. The amount of the bonus will be based upon the product of (i) the number of shares of the Company’s outstanding equity interest as of the closing of the transaction resulting in a change of control multiplied by (ii) the price of one such interest as of such closing as reported on the principal stock exchange on which such equity interests are traded. If such amount is greater than $100 million, but does not exceed $150 million, the Company will pay Ms. Stevens 0.50% of such amount. In the event such amount exceeds $150 million, the Company will pay Ms. Stevens 0.75% of such amount. The Bonus Agreement terminates upon the earliest of (i) payment of a change of control bonus, (ii) Ms. Stevens’ termination of employment prior to a change of control, or (iii) by mutual agreement of the Company and Ms. Stevens. No benefits will be paid for such bonus if Ms. Stevens incurs a separation from service with the Company for any reason, subject to certain exceptions, at any time prior to a change of control.

The Bonus Agreement also amends the provisions of Ms. Stevens’ employment agreement related to Section 280G of the Internal Revenue Code (the “Code”). It provides that the Company will pay Ms. Stevens the greater of (i) all of the payments and benefits payable under the Bonus Agreement and all other agreements between the Company and Ms. Stevens as a result of a change in ownership or control or (ii) one dollar less than the amount of such payments and benefits that would subject Ms. Stevens to the tax imposed by Section 4999 of the Code, whichever gives Ms. Stevens the highest net after-tax amount.

Mr. Kenneth Ferry, our Former Chief Executive Officer

On November 8, 2018, Mr. Ferry retired from his position as Chairman of the Board of Directors and Chief Executive Officer. Mr. Ferry and the Company entered into a Separation Agreement, pursuant to which Mr. Ferry will generally receive the payments that would have been payable had he been terminated by the Company without cause. The Company accrued $1,009,000 representing 24 months of severance and 18 months of health benefits as of November 2018 upon Mr. Ferry’s agreeing to the Separation Agreement, which are being paid monthly beginning in May 2019.

On December 22, 2016, we entered into an employment agreement with Mr. Ferry, which provided for his employment as Chief Executive Officer for an initial term through December 31, 2018, with automatic one-year renewals thereafter subject to certain conditions. The agreement provided for an annual base salary of $455,000, which was increased to $470,000 in March 2018. The agreement also provided for his eligibility to receive, during each year of his employment under the agreement, a target annual incentive bonus of 55% of his base salary if the Company achieved goals and objectives determined by the Compensation Committee.

Mr. Ferry was also entitled to customary benefits, including participation in employee benefit plans as well as monthly automobile and housing allowances. Mr. Ferry’s employment agreement provided that if his employment was terminated without “cause” or if he terminated his employment for “good reason”, then (i) he would continue to receive an amount equal to his base salary for the course of 24 months from the date of his termination; (ii) he would receive the pro rata portion of any incentive bonus, if any, earned for the fiscal year of his termination; and (iii) he would receive continued health benefits for 18 months.

In the event that within 12 months of a “change in control”, either (a) Mr. Ferry was terminated by the Company without “cause” or (b) he terminated his agreement for “good reason”, then (i) he would continue to receive an amount equal to his base salary for the period of 24 months from the date of his termination, (ii) he would receive the pro rata portion of any incentive bonus, if any, earned for the fiscal year of his termination, and (iii) all unvested stock options and other equity awards granted by the Company would immediately vest and become exercisable and would remain exercisable for not less than 180 days thereafter.

Mr. Richard Christopher, our Former Executive Vice President, Chief Financial Officer

On November 4, 2016, we entered into an employment agreement, effective December 5, 2016 with Mr. Christopher. Mr. Christopher resigned from the Company effective January 11, 2019, and his employment agreement is no longer in effect.

On March 22, 2018, the Board approved an annual base salary for Mr. Christopher of $295,000. Mr. Christopher was also entitled to customary benefits, including participation in employee benefit plans as well as a monthly automobile allowance. Mr. Christopher’s employment agreement also provided for his eligibility to receive, during each year of his employment under the agreement, a target annual incentive bonus of 40% of his base salary if we achieved goals and objectives determined by the Board.

Mr. Christopher’s employment agreement provided that if his employment was terminated without “cause” or if he terminated his employment for “good reason,” then (i) he would continue to receive an amount equal to his base salary for the period of 12 months from the date of his termination, (ii) he would receive the pro rata portion of any incentive bonus, if any, earned for the fiscal year of his termination, (iii) he would receive continued health benefits for 12 months, and (iv) all earned but unvested stock options and other equity awards granted by the Company would immediately vest and become exercisable and would remain exercisable for not less than 180 days thereafter.

In the event that within six months of a “change in control,” (a) Mr. Christopher was terminated by the Company without “cause” or (b) he terminated his employment agreement for “good reason” (as such terms were defined in Mr. Christopher’s employment agreement), then (i) he would continue to receive an amount equal to his base salary for the course of 18 months from the date of his termination, (ii) he would receive the pro rata portion of any incentive bonus, if any, earned for the fiscal year of his termination, and (iii) all unvested stock options and other equity awards granted by the Company would immediately vest and become exercisable and would remain exercisable for not less than 180 days thereafter.

Mr. Scott Areglado, our Chief Financial Officer

In May 2019, we entered into an amended employment agreement with Mr. Areglado. Mr. Areglado’s amended employment agreement provides for an annual base salary of $240,000 and a target bonus of 35% of annual base salary.

Mr. Jonathan Go, our Chief Technology Officer

In January 2019, we entered into an employment agreement with Mr. Go. Mr. Go’s employment agreement provides for an annual base salary of $300,000 and a target bonus of 40% of annual base salary.

New Employment Agreements For Named Executive Officers

The Company is in the process of preparing and negotiating new employment agreements with each of its current executive officers. The Company anticipates that prior to the end of the year, it will enter into a new employment agreement with Mr. Klein (the “Klein Agreement”) providing for, among other things, compensation expected to consist of (i) an annual base salary of approximately $400,000, and (ii) a target annual incentive bonus of 65% of his base salary if the Company achieves goals and objectives determined by the Compensation Committee. The Klein Agreement is also expected to provide for (i) an award of an option to purchase additional shares of Company common stock in an amount to be determined, (ii) payment of 15 months’ severance if Mr. Klein’s employment is terminated without “cause” or if he terminates his employment for “good reason”, and (iii) payment of 24 months’ severance if Mr. Klein’s employment is terminated in connection with a change of control. To the extent that the Compensation Committee is still working to establish compensation parameters for Mr. Klein, the above expected terms may change prior to the time a final agreement is reached.

The Company also anticipates that Ms. Steven’s new agreement will have general economic terms similar to those included in her existing agreement. The Company is also preparing new employment agreements for its other executive officers.

Summary Compensation Table

The following table sets forth summary information relating to all compensation awarded to, earned by or paid to our named executive officers for all services rendered in all capacities to us during the fiscal years noted below.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary $	Stock Awards (1) $	Option Awards (2) $	Non-Equity Incentive Plan Compensation (3) $	All Other Compensation $	Total $
Michael Klein
Chief Executive Officer	2018	14,423	—	1,617,848	—	1,236	1,633,507
Stacey Stevens
President	2018	305,000	95,150	—	—	32,600	432,750
	2017	283,000	134,750	—	48,110	32,400	498,260
	2016	283,000	173,250	—	101,800	29,030	587,080
Richard Christopher (4)
Former Chief Financial Officer	2018	295,000	86,500	—	—	32,208	413,708
	2017	285,000	179,666	—	48,250	31,977	544,893
	2016	16,442	175,000	—	7,892	1,246	200,580
Kenneth Ferry (5)
Former Chief Executive Officer	2018	470,000	207,600	—	—	61,547	739,147
	2017	455,000	269,500	—	106,356	72,784	903,640
	2016	455,000	346,500	—	225,225	64,087	1,090,812

(1)

The amounts included in the “Stock Awards” column represent the grant date fair value of the restricted stock awards granted to the named executive officers, computed in accordance with ASC Topic 718. For a discussion of valuation assumptions, see Note 6 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

(2)

The amounts included in the “Option Awards” column represent the grant date fair value of the stock option awards granted to the named executive officers, computed in accordance with ASC Topic 718. For a discussion of valuation assumptions, see Note 6 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

(3)

The 2018 non-equity incentive compensation targets were based on achieving certain revenue, adjusted EBITDA, and cash position goals. In March 2019, the Board reviewed the Company’s performance relative to our goals and determined that these goals had not been met. Accordingly, the Board determined that there would not be any bonus payout under the 2018 non-equity incentive compensation plan.

(4)	Mr. Christopher resigned from his position as Chief Financial Officer effective January 11, 2019. On December 27, 2018, the Company appointed R. Scott Areglado as Interim Chief Financial Officer.
(5)	Mr. Ferry retired from his position as Chief Executive Officer on November 7, 2018.

Outstanding Equity Awards at December 31, 2018

The following table sets forth information regarding unexercised options and unvested stock awards outstanding at December 31, 2018 for each of our named and former executive officers.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Restricted Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)
Michael Klein	—		559,809	2.89	11/16/2028
Stacey Stevens	10,000		—	5.10	7/8/2021	12,500	46,250
	6,667		—	2.90	2/7/2022	27,500	101,750
	40,000		—	2.27	9/25/2022	29,167	107,918
	20,000		—	6.68	6/19/2024
	25,000	(1)	—	9.00	2/5/2025
Kenneth Ferry(4)	60,000		—	5.75	3/29/2021	50,000	185,000
	60,000		—	5.10	7/8/2021	60,000	222,000
	40,000		—	2.90	2/7/2022	58,333	215,832
	60,444		—	2.27	9/25/2022
	60,000		—	6.68	6/19/2024
	40,000		—	9.00	2/5/2025
Richard Christopher(5)						16,666	61,664
						25,000	92,500
						38,889	143,889

(1)	The options vest 1/12th per quarter (46,651 shares per quarter) in the first year and 1/6th per quarter (93,302 shares per quarter) in the second year commencing from the Date of Grant.
(2)

Represents outstanding and unvested awards of time-vested restricted stock at December 31, 2018. All unvested restricted stock awards set forth in this column vest in three equal annual installments with the first installment vesting on the first anniversary of the date of grant.

(3)	Calculated by multiplying the closing price per share of the Company’s common stock on December 31, 2018, $3.70, by the number of shares subject to the award.
(4)	Mr. Ferry retired from his position as Chief Executive Officer on November 7, 2018.
(5)	Mr. Christopher resigned from his position as Chief Financial Officer effective January 11, 2019.

Potential Payments upon Termination or Change in Control

In the event that within 12 months of a “change in control”, if Mr. Klein’s employment is terminated by the Company without “cause” or he terminates his employment for “good reason”, in each case while he serves as Chief Executive Officer, then (i) he will continue to receive an amount equal to his base salary for the period of 24 months from the date of his termination; (ii) he will receive the pro rata portion of any incentive bonus, if any, earned for the fiscal year of his termination, and (iii) all unvested stock options and other equity awards granted by the Company shall immediately vest and become exercisable and shall remain exercisable for not less than 180 days thereafter.

On December 22, 2016, we amended Ms. Stevens’ employment agreement to provide that if she is terminated without “cause” within three months of a “change in control,” then (i) she will continue to receive an amount equal to her base salary for 18 months from the date of her termination, (ii) she will receive the pro rata portion of any incentive bonus, if any, earned for the fiscal year of her termination, and (iii) all unvested stock options and other equity awards granted by the Company shall immediately vest and become exercisable and shall remain exercisable for not less than 180 days thereafter. See above in “Compensation Discussion and Analysis” for additional payments owed to Ms. Stevens upon a change of control.

The following table quantifies the estimated maximum amount of payments and benefits under our change in control agreements, employment agreements and agreements relating to awards granted under our equity incentive and stock option plans to which the named executive officers would be entitled upon termination of employment if we terminated their employment without cause within twelve months for Mr. Klein or three months for Ms. Stevens following a “change in control” of us that (by assumption) occurred on December 31, 2018:

Name	Present Value of Salary ($)		Value of Accelerated Vesting of Equity Awards (1) ($)		Total Termination Benefits (2) ($)
Michael Klein	300,000	(3)	453,445	(4)	753,445
Stacey Stevens	457,500	(5)	209,668	(6)	667,168

(1)

This amount represents the value of the unvested portion of the respective named executive officer’s stock options, restricted stock and restricted stock units based upon a closing price of $3.70 of our common stock on December 31, 2018.

(2)

Assuming a change in control as of December 31, 2018, no bonus amount would be payable to Ms. Stevens because the market value of the Company (based on the number of shares outstanding multiplied by the closing price of $3.70 of our common stock) as of such date was less than $100 million.

In the event that within 12 months of a “change in control”, Mr. Klein’s employment is terminated by the Company without “cause” or he terminates his employment for “good reason” (as such terms are defined in his employment agreement), in each case while he serves as Chief Executive Officer, then he will receive the pro rata portion of any incentive bonus, if any, earned for the fiscal year of his termination, and all unvested stock options and other equity awards granted by the Company shall immediately vest and become exercisable.

(3)	Amount is equal to twenty-four months of 2018 base salary. Excludes 2018 incentive bonus that was not awarded.
(4)	Represents the value realizable from exercise of 559,809 options at an exercise price of $2.89 per share, based upon the closing price of $3.70 of our common stock on December 31, 2018.
(5)	Amount is equal to eighteen months of 2018 base salary. Excludes 2018 incentive bonus that was not awarded.
(6)

Represents the market value from (i) $101,750 of 27,500 shares of restricted stock that had not vested and (ii) $107,918 of 29,167 shares of restricted stock that had not vested, in each case calculated by multiplying the closing price per share of the Company’s common stock on December 31, 2018, $3.70, by the number of shares subject to the award. The value of the accelerated vesting of Ms. Stevens’ 10,000 unvested stock options expiring on July 8, 2021 and 20,000 stock options expiring June 19, 2023 are not included in such amount because the exercise prices of such stock options, $5.10 and $6.68, respectively, exceed the value of our common stock as of December 31, 2018.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of the Record Date, by (i) each person who is known to us to own beneficially more than 5% of the outstanding shares of our common stock, (ii) each of our named executive officers, (iii) each of our directors and (iv) all current executive officers and directors as a group. Unless otherwise indicated below, the address of each beneficial owner is c/o iCAD, Inc. 98 Spit Brook Road, Suite 100, Nashua, New Hampshire 03062.

Name of Beneficial Owner	Beneficially Owned (1)(2)	Percentage of Class
Michael Klein(3)	186,604	*
Dr. Rakesh Patel(4)	134,895	*
Andy Sassine(5)	1,334,524	6.7%
Dr. Susan Wood(6)	66,055	*
Stacey Stevens(7)	246,465	1.3%
Jonathan Go(8)	235,769	1.2%
R. Scott Areglado(9)	79,412	*
Richard Christopher(10)	117,854	*
Kenneth Ferry(11)	481,636	2.5%
All current executive officers and directors as a group (7 persons)	2,283,724	11.8%

(1)

A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from November 6, 2019, upon (i) the exercise of options; (ii) vesting of restricted stock; (iii) warrants or rights; (iv) through the conversion of a security; (v) pursuant to the power to revoke a trust, discretionary account or similar arrangement; or (vi) pursuant to the automatic termination of a trust, discretionary account or similar arrangement. Each beneficial owner’s percentage ownership is determined by assuming that the options or other rights to acquire beneficial ownership as described above, that are held by such person (but not those held by any other person) and which are exercisable within 60 days from November 6, 2019, have been exercised.

(2)	Unless otherwise noted, we believe that the persons referred to in the table have sole voting and investment power with respect to all shares reflected as beneficially owned by them.
(3)	Includes exercisable options to purchase 186,604 shares of common stock
(4)	Includes exercisable options to purchase 85,844 shares of common stock and 49,051 shares of common stock held by Dr. Patel.
(5)	Includes exercisable options to purchase 64,969 shares of common stock and 1,269,555 shares of common stock held by Mr. Sassine.
(6)	Includes exercisable options to purchase 66,055 shares of common stock held by Dr. Wood.
(7)	Includes exercisable options to purchase 101,667 shares of common stock and 144,798 shares of common stock held by Ms. Stevens.
(8)	Includes exercisable options to purchase 137,500 shares of common stock and 98,269 shares of common stock held by Mr. Go.
(9)	Includes exercisable options to purchase 42,500 shares of common stock and 36,912 shares of common stock held by Mr. Areglado.
(10)

Includes 117,854 shares of common stock held by Mr. Christopher, based on the Form 4 filed by Mr. Christopher on December 6, 2018. Mr. Christopher resigned from his position as Chief Financial Officer effective January 11, 2019.

(11)

Includes 481,636 shares of common stock held by Mr. Ferry, based on the Form 4 filed by Mr. Ferry on April 2, 2018. Mr. Ferry retired from his position as Chairman of the Board of Directors and Chief Executive Officer on November 8, 2018.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Persons

We have adopted written policies and procedures regarding related person transactions. Our policy intends to cover any transaction described under Item 404 of Regulation S-K. Our Audit Committee is responsible for reviewing and approving all related-persons transactions pursuant to the Audit Committee Charter, which has been adopted by the Board. A related person is any executive officer, director, nominee for director or more than 5% stockholder of the Company, including any of their immediate family members, and any entity owned or controlled by such persons. The Audit Committee reviews and approves all related person transactions without regard to the thresholds established for disclosure under Item 404 of Regulation S-K. The Chairperson of the Audit Committee can be reached by sending a letter to Chairperson of the Audit Committee, Confidential – Conduct of Business Affairs at: iCAD, Inc., 98 Spit Brook Road, Suite 100, Nashua, NH 03062.

AUDIT COMMITTEE REPORT

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. Management is responsible for the financial statements and the reporting process, including the internal control over financial reporting. The Company’s independent registered public accounting firm, BDO USA, LLP, is responsible for expressing an opinion on the conformity of the audited financial statements with U.S. generally accepted accounting principles. The Audit Committee monitors these processes. The Audit Committee has reviewed and discussed the audited financial statements with management and management’s evaluations of the Company’s system of internal control over financial reporting contained in the Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

As required by the standards of the Public Company Accounting Oversight Board (“PCAOB”), the Audit Committee has discussed with BDO USA, LLP (i) the matters specified in Auditing Standard No. 1301, “Communications with Audit Committees,” and (ii) the independence of BDO USA, LLP from the Company and management. BDO USA, LLP has provided the Audit Committee the written disclosures and letter required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, the inclusion of the audited financial statements and management’s report on internal control over financial reporting in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, which was filed with the SEC on March 29, 2019 and amended on April 30, 2019.

The information contained in this Audit Committee report is not “soliciting material” and has not been “filed” with the SEC. This report will not be incorporated by reference into any of our future filings under the Securities Act or the Exchange Act, except to the extent that we may specifically incorporate it by reference into a future filing.

Audit Committee: Mr. Sassine (Chairman), Dr. Patel, Dr. Wood

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Aggregate fees for professional services rendered for the Company by BDO, its independent registered public accounting firm, as of or for the fiscal years ended December 31, 2018 and 2017 were:

	Fiscal Year Ended
Services Rendered (1)	December 31, 2018	December 31, 2017
Audit Fees	$387,485	$343,269
Audit Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	$387,485	$343,269

(1)	The aggregate fees included in Audit Fees are fees billed for the fiscal years. The aggregate fees included in each of the other categories are fees billed in the fiscal years.

Audit Fees. Audit fees for the fiscal years ended December 31, 2018 and 2017 relate to professional services rendered for the audits of our financial statements, quarterly reviews, issuance of consents, and assistance with review of documents filed with the SEC.

Audit-Related Fees. No audit-related fees were paid to BDO for the fiscal years ended December 31, 2018 and 2017.

Tax Fees. No tax fees were paid to BDO for the fiscal years ended December 31, 2018 and 2017.

All Other Fees. No other fees were paid to BDO for the fiscal years ended December 31, 2018 and 2017.

Pre-Approval Policies and Procedures

The Audit Committee Charter provides that one of the Audit Committee’s responsibilities is pre-approval of all audit, audit related, tax services and other services performed by our independent registered public accounting firm. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the Company’s independent registered public accounting firm is engaged to perform it. The Audit Committee pre-approves proposed services and fee estimates for these services. The Audit Committee chairperson or his or her designee has been designated by the Audit Committee to pre-approve any services arising during the year that were not pre-approved by the Audit Committee. Services pre-approved by the Audit Committee chairperson are communicated to the full Audit Committee at its next regular meeting and the Audit Committee reviews services and fees for the fiscal year at each such meeting. Pursuant to these procedures, the Audit Committee pre-approved all of the audit services provided by BDO to us during the fiscal years ended December 31, 2018 and 2017.

PROPOSAL II

TO RATIFY THE

APPOINTMENT OF BDO USA, LLP AS THE COMPANY’S INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2019

BDO has audited and reported upon the financial statements of the Company for the fiscal year ended December 31, 2018. The Audit Committee of the Board has re-appointed BDO as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2019, and the Board is asking stockholders to ratify that selection. Although current law, rules, and regulations, as well as the Audit Committee Charter, require the Audit Committee to engage, retain, and supervise the Company’s independent registered public accounting firm, the Board considers the selection of the independent registered public accounting firm to be an important matter of stockholder concern and is submitting the selection of BDO for ratification by stockholders as a matter of good corporate practice.

The Audit Committee reserves the right, even after ratification by stockholders, to change the appointment of BDO as its independent registered public accounting firm, at any time during the 2019 fiscal year, if it deems such change to be in the best interests of the Company and our stockholders. If the stockholders do not ratify the selection of BDO, the Audit Committee will review the Company’s relationship with BDO and take such action as it deems appropriate, which may include continuing to retain BDO as the Company’s independent registered public accounting firm.

APPROVAL REQUIRED AND RECOMMENDATION

The affirmative vote of the holders of record of a majority in voting interest of the shares of stock entitled to be voted at the Annual Meeting, present in person or by proxy are required for approval of this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF

THE APPOINTMENT OF BDO USA, LLP AS THE COMPANY’S INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING

DECEMBER 31, 2019.

PROPOSAL III

TO APPROVE, BY NON-BINDING ADVISORY VOTE, THE RESOLUTION APPROVING THE

COMPANY’S NAMED EXECUTIVE OFFICER COMPENSATION

In keeping with the preference expressed by our stockholders at our 2018 annual meeting, our Board has adopted a policy of holding say-on-pay votes every year.

In accordance with Section 14A of the Exchange Act and the related rules of the SEC, the Company is asking its stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the principles, policies and practices described in this proxy statement. Accordingly, the following advisory resolution is submitted for stockholder vote at the Annual Meeting:

RESOLVED, that the stockholders of iCAD, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables regarding named executive officer compensation and the narrative disclosures that accompany the compensation tables.

Although the “say-on-pay” vote is non-binding, the Board and the Compensation Committee will carefully review and consider the voting results when evaluating our named executive officer compensation program.

APPROVAL REQUIRED AND RECOMMENDATION

The affirmative vote of the holders of record of a majority in voting interest of the shares of stock entitled to be voted at the Annual Meeting, present in person or by proxy are required for approval of this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE

APPROVAL OF THE NON-BINDING ADVISORY RESOLUTION APPROVING THE

COMPANY’S NAMED EXECUTIVE OFFICER COMPENSATION.

PROPOSAL IV

APPROVAL OF 2019 EMPLOYEE STOCK PURCHASE PLAN

The Board has adopted the 2019 Employee Stock Purchase Plan (the “Plan”), and recommends it for stockholder approval. The purpose of the Plan is to provide eligible employees of the Company an opportunity to become owners of the Company by purchasing through payroll deductions shares of the Company’s authorized common stock, par value $0.01 (“Company Stock”). The Company believes that the Plan is a valued benefit for our eligible employee base. We believe that allowing employees to purchase shares of our common stock through the Plan can help motivate high levels of performance, provide an effective means of encouraging employee commitment to our success, and aid in recruiting new employees.

The Company intends for the Plan to qualify as an “employee stock purchase plan” under Section 423 of the Code.

Participation in the Plan is within the discretion of each employee. Upon stockholder approval, the Plan will be effective as of January 1, 2020. The first accumulation period under the Plan is expected to commence on January 1, 2020

The maximum aggregate number of shares of Company Stock that may be purchased under the Plan is 950,000. The full text of the Plan is set forth in Appendix A. The following is a summary description of certain features of the Plan. This summary description is qualified in its entirety by reference to the full text of the Plan.

Summary of the Plan

Administration

The Plan will be administered by the Board, or a committee (“Committee”) appointed by the Board, which may be the Board’s Compensation Committee. If formed, the Committee will consist of at least one Board member, but may additionally consist of individuals who are not members of the Board. The Board or Committee administering the Plan (“Administrator”) has authority to construe and interpret the Plan and to establish rules and regulations for the administration of the Plan.

Eligibility

Eligible employees of the Company or a participating subsidiary may participate in the Plan. One is an eligible employee for a Plan accumulation period if he or she is an employee of the Company or a participating subsidiary both on the date determined by the Plan administrator that enrollment forms must be received for a Plan accumulation period and on the first day of the accumulation period. Notwithstanding the preceding sentences, an employee is not eligible to participate in the Plan if on the first day of the accumulation period (1) such employee is a member of a collective bargaining unit whose benefits were the subject of good faith bargaining; (2) such employee is customarily employed 20 or less hours per week or five months or less per year; or (3) such employee is an employee of a participating subsidiary who is a resident of a foreign jurisdiction and (i) participation is prohibited under the laws of such foreign jurisdiction or (ii) compliance with the laws of such foreign jurisdiction would violate the Code. An employee is also not eligible to participate if on the first trading day of the accumulation period the employee owns, or holds options or other rights to acquire, 5% or more of the total combined voting power or value of all classes of stock of the Company or any subsidiary of the Company.

Shares Available for Issuance

As noted above, the maximum aggregate number of shares of Company Stock that may be issued under the Plan is 950,000 shares.

Enrollment Dates, Accumulation Periods and Purchase Dates

The accumulation periods under the Plan will generally be every three-month period, or such other period, not to exceed one year, as determined by the Administrator. The initial accumulation period is expected to commence on January 1, 2020 and end on March 31, 2020, and the second accumulation period is expected to commence April 1, 2020 and end June 30, 2020. The first trading day of each accumulation period is the enrollment date, which is the date as of which eligible employees are granted contractual rights to purchase shares of Company Stock under the Plan. Payroll deductions may be made during the accumulation period by eligible employees electing to participate as described below. The last trading day of each accumulation period will be the Company Stock purchase date (unless the Administrator selects a different date) and on such date any contractual rights remaining outstanding will be deemed to be exercised and shares of Company Stock will be purchased, as described below.

Participation in the Plan

An eligible employee may become a participant in the Plan by submitting an enrollment form, and payroll deductions for such employee will begin as soon as administratively feasible after such form is received in good order, subject to compliance with such policies, rules and procedures as may be established by the Company in connection therewith.

As of each purchase date (which is the last trading day of an accumulation period as stated above), an employee’s payroll deductions made during the accumulation period and not withdrawn by the employee or otherwise paid to the employee are used to buy shares of Company Stock. The per share purchase price on the purchase date is 85% of the lower of (1) the fair market value of a share of Company Stock on the purchase date, or (2) the fair market value of a share of Company Stock on the first trading day of the accumulation period.

An employee will not be permitted to purchase more than 25,000 shares of Company Stock on any purchase date, or such other maximum number as may be determined by the Administrator. An employee’s right to purchase shares under the Plan in any calendar year cannot exceed $25,000, as measured by the fair market value of such shares (determined for each accumulation period as of the first trading day of the accumulation period).

An employee can invest any amount from 1% to 15% of his or her base earnings in Company Stock through payroll deductions under the Plan. Payroll deductions are credited to recordkeeping accounts. No earnings are credited to the accounts.

Withdrawal from the Plan, Cessation of Payroll Deductions, Mandatory Cessation of Participation

An employee may withdraw from the Plan in full (but not in part) during any accumulation period by delivering a notice of withdrawal to the Company (in a manner prescribed by the Administrator) at any time prior to the first day of the last calendar month immediately preceding the purchase date for such accumulation period, or at such shorter time in advance of the purchase date as the Administrator may permit. If notice of withdrawal is timely received, all funds then accumulated in the employee’s account will not be used to purchase shares, but will instead be distributed to the employee as soon as administratively practical, and the employee’s payroll deductions will cease as soon as administratively practical.

An employee also may cease payroll deductions as of the last day of any month during the accumulation period by delivering a notice of cessation to the Company at the time and in the manner prescribed by the Administrator. Unless the employee also withdraws from the Plan as described in the preceding paragraph, the employee’s accumulated payroll deductions will be applied to purchase shares of Company Stock on the purchase date as described above.

Participation in the Plan immediately terminates when an employee ceases to be an eligible employee for any reason, including voluntary or involuntary termination of employment. Upon the termination of an employee’s participation in the Plan, all accumulated payroll deductions of the employee will be returned to the employee.

Amendment and Termination

The Board or the Compensation Committee of the Board may change, modify or amend any provision of the Plan and may terminate the Plan at any time. Under certain circumstances, an amendment to the Plan may require the approval of the Company’s stockholders. In addition, tax advantages under the Internal Revenue Code of 1986, as amended from time to time (the “Code”), as discussed below (see “Certain Federal Income Tax Consequences Relating to the Plan”) will continue to be available only if the Company obtains stockholder approval of any Plan amendment relating to the aggregate number of shares available under the Plan or to the employees eligible to enroll in the Plan. For certain issues the Administrator is authorized to amend the Plan.

Adjustments Upon Certain Changes

In the event of any Company Stock dividend or stock split, or a reorganization, recapitalization, combination of shares, merger, consolidation, acquisition of property or shares, separation, asset spin-off, stock rights offering, liquidation or other similar change in the structure of the Company, the shares subject to an employee’s election to purchase Company Stock during an accumulation period will be adjusted and the aggregate number and kind of shares available under the Plan and the purchase price of shares will also be adjusted, in each case to the extent deemed appropriate by the Administrator. Generally, if a dissolution or liquidation of the Company occurs during an accumulation period, any rights an employee has to acquire Company Stock under the Plan will be terminated, but an employee will have the right to acquire Company Stock before the dissolution or liquidation.

Certain Federal Income Tax Consequences Relating to the Plan

The following summary of the income tax consequences of the Plan is based on current provisions of the Code and regulations thereunder. The summary does not address tax rates or state or local income taxes or taxes in jurisdictions other than the United States, nor does it address employment tax.

Enrollment or Purchase of Company Stock under the Plan. No federal income tax consequences arise at the time of an employee’s enrollment in the Plan or upon the purchase of Company Stock under the Plan. However, as discussed below, if an employee disposes of Company Stock acquired under the Plan, such employee will have the federal income tax consequences described below in the year such employee disposes of the stock. Amounts withheld by payroll deduction are subject to federal income tax as though those amounts had been paid in cash. Whenever an employee transfers any shares of Company Stock in a manner which may constitute a disposition, such employee must promptly advise the Secretary of the Company of the facts concerning that transfer.

Early Dispositions. If an employee disposes of Company Stock purchased under the Plan within two years after the first trading day of an accumulation period or within one year after the shares of Company Stock are transferred to such employee or to an account in such employee’s name (the “Tax Holding Period”), such employee will have included in his or her compensation, taxable as ordinary income in the year of disposition, an amount equal to the excess of (A) the fair market value of the Company Stock on the purchase date over (B) the price such employee paid for the Company Stock, regardless of the amount such employee receives in connection with the disposition of the shares. (The Company must report such compensation as taxable ordinary income to the Internal Revenue Service on such employee’s annual Form W-2.) The amount which is taxable as ordinary income is added to the purchase price and becomes part of the cost basis for that Company Stock for federal income tax purposes. If the disposition of the Company Stock involves a sale or exchange, such employee generally will also realize a short-term capital gain or loss equal to the difference between such employee’s cost basis (calculated pursuant to the preceding sentence) and the proceeds from the sale or exchange.

Later Dispositions. If an employee disposes of Company Stock purchased under the Plan on a date after the Tax Holding Period, or if such employee dies at any time while owning Company Stock, such employee (or such employee’s estate) will have included in such employee’s compensation as taxable ordinary income in the year of disposition or death, an amount equal to the lesser of

(1)	the excess of the fair market value of the Company Stock on the first trading day of the accumulation period over the purchase price paid by such employee for the shares, or

(2)	the excess of the fair market value of the Company Stock on the date of disposition or death over the purchase price paid by such employee for the shares.

The amount which is taxable as ordinary income is added to the cost basis of that Company Stock for federal income tax purposes. The cost basis is therefore the sum of the purchase price of the Company Stock and the ordinary income recognized from the formula above. If the disposition of the Company Stock involves a sale or exchange, such employee will also realize a long-term capital gain or loss equal to the difference between such employee’s cost basis (calculated pursuant to the preceding sentence) and the proceeds from the sale or exchange.

The Company is not entitled to a deduction for amounts taxed as ordinary income or capital gain to an employee except to the extent of ordinary income recognized upon a sale or disposition during the Tax Holding Period (an early disposition).

APPROVAL REQUIRED AND RECOMMENDATION

The affirmative vote of the holders of record of a majority in voting interest of the shares of stock entitled to be voted at the Annual Meeting, present in person or by proxy are required for approval of this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE

APPROVAL OF THE 2019 EMPLOYEE STOCK PURCHASE PLAN.

STOCKHOLDER PROPOSALS FOR 2020 ANNUAL MEETING

Stockholders who wish to present proposals appropriate for consideration at our annual meeting of stockholders to be held in the year 2020 must submit a notice containing the proposal in proper form consistent with our By-Laws, addressed to the attention of our Corporate Secretary at our address set forth on the first page of this proxy statement and in accordance with applicable regulations under Rule 14a-8 of the Exchange Act, received by us no later than July 9, 2020 in order for the proposal to be considered for inclusion in our proxy statement and form of proxy relating to such annual meeting. If a stockholder submits a proposal after the deadline required under Rule 14a-8 of the Exchange Act but still wishes to present the proposal at our annual meeting of stockholders (but not in our proxy statement) to be held in 2020, the proposal, which must be presented in a manner consistent with our By-Laws and applicable law, must be submitted to our Corporate Secretary in proper form at the address set forth above so that it is received by our Corporate Secretary not less than 50 nor more than 75 days prior to the meeting unless less than 65 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, in which case, no less than the close of business on the tenth day following the earlier of the date on which the notice of the date of the meeting was mailed or other public disclosure of the date of the meeting was made. Any such notice must set forth as to each matter the stockholder proposes to bring before the meeting: (i) a description of each item of business proposed to be brought before the meeting and the reasons for conducting such business at the meeting; (ii) the name and record address of the stockholder proposing to bring such item of business before the meeting; (iii) the class or series and number of shares of our stock which are held of record or owned beneficially and represented by proxy by such stockholder as of the record date for the meeting (if such date then shall have been made publicly available) and as of the date of such notice; (iv) a description of all arrangements or understandings between such stockholder and any other person or persons (including their names) in connection with the proposal of such business by such stockholder and any material interest of such stockholder in such business; (v) a representation that such stockholder intends to appear in person or by proxy at the meeting to bring such business before the meeting, and (vi) all other information which would be required to be included in a proxy statement filed with the SEC if, with respect to any such item of business, such stockholder were a participant in a solicitation subject to Section 14 of the Exchange Act.

We did not receive notice of any proposed matter to be submitted by stockholders for a vote at this Annual Meeting and, therefore, in accordance with Exchange Act Rule 14a-4(c) any proxies held by persons designated as proxies by our Board and received in respect of this Annual Meeting will be voted in the discretion of our management on such other matter which may properly come before the Annual Meeting.

OTHER INFORMATION

Proxies for the Annual Meeting will be solicited by mail and through brokerage institutions and all expenses involved, including printing and postage, will be paid by the Company.

Although it is not anticipated, we reserve the right to retain a professional firm of proxy solicitors to assist in solicitation of proxies. We estimate that we would be required to pay such firm fees ranging from $7,500 to $15,000 plus out-of-pocket expenses.

A COPY OF THE COMPANY’S ANNUAL REPORT FOR THE FISCAL YEAR ENDED DECEMBER 31, 2018 IS BEING FURNISHED HEREWITH TO EACH STOCKHOLDER OF RECORD AS OF THE CLOSE OF BUSINESS ON NOVEMBER 6, 2019. COPIES OF OUR ANNUAL REPORT ON FORM 10-K, AND ANY AMENDMENTS TO THE FORM 10-K, WITHOUT EXHIBITS, WILL BE PROVIDED UPON WRITTEN REQUEST. EXHIBITS TO THE FORM 10-K WILL BE PROVIDED FOR A NOMINAL CHARGE. A WRITTEN REQUEST FOR THE FORM 10-K SHOULD BE MADE TO:

ICAD, INC.

98 SPIT BROOK ROAD, SUITE 100

NASHUA, NEW HAMPSHIRE 03062

ATTENTION: COMPANY SECRETARY

By order of the Board of Directors,

/s/ Michael Klein
Michael Klein
Chief Executive Officer

November 7, 2019

APPENDIX A

ICAD, INC.

2019 EMPLOYEE STOCK PURCHASE PLAN

A-i

8.3	Unfunded Status of Payroll Deductions	7
8.4	Cancellation of Payroll Deduction Election	7
8.5	No Additional Contributions Permitted	8

Article 9. Purchase of Shares		8

9.1	Exercise of Options	8
9.2	Effect of Withdrawal from the Plan	8
9.3	Option Exercise Price	8
9.4	Restrictions on Option Exercise	8

Article 10. Withdrawal From the Plan; Termination of Employment; Leave of Absence; Death		9

10.1	Withdrawal from the Plan	9
10.2	Termination of Employment	9
10.3	Leave of Absence	9
10.4	Death	9

Article 11. Miscellaneous		10

11.1	Interest	10
11.2	Restrictions on Transfer	10
11.3	Administrative Assistance	10
11.4	Costs	10
11.5	Applicable Law	10
11.6	Amendment and Termination	10
11.7	No Right of Employment	11
11.8	Requirements of Law	11
11.9	Gender	11
11.10	Military Service	11
11.11	Code Section 409A	11
11.12	Stockholder Approval	11

A-ii

ICAD, INC.

2019 EMPLOYEE STOCK PURCHASE PLAN

Article 1.

Purpose and Effective Date

1.1	Effective Date.

The Board of Directors of iCAD, Inc., a Delaware corporation (the “Company”) formed upon the statutory conversion of iCAD, LLC from a Delaware limited liability company (the “LLC”) into a Delaware corporation, adopted the 2019 Employee Stock Purchase Plan (the “Plan”) effective as of January 1, 2020 (the “Effective Date”).

1.2	Purpose.

The purpose of the Plan is to provide eligible employees of the Company or any Participating Subsidiary with an opportunity to purchase common stock of the Company through accumulated payroll deductions. It is the intention of the Company to have the Plan qualify as an “Employee Stock Purchase Plan” under Section 423 of the Internal Revenue Code of 1986, as amended. The provisions of the Plan, accordingly, shall be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

Article 2.

Definitions

Whenever used in the Plan, the following terms shall have the meanings set forth below:

2.1	“Account”

means a recordkeeping account maintained for a Participant to which payroll deductions are credited in accordance with Article 8 of the Plan.

2.2	“Administrator”

means the Board or committee authorized to administer the Plan under Section 3.1.

2.3	“Accumulation Period”

means a period of three (3) calendar months commencing on each January 1, April 1, July 1 and October 1 beginning on or after the Effective Date, or such other period not in excess of twelve (12) months as the Administrator may specify from time to time. The Administrator may modify or suspend Accumulation Periods at any time and from time to time.

2.4	“Base Earnings”

means regular salary and wages payable by the Company or a Participating Subsidiary to an Eligible Employee, prior to deductions for employee contributions to any employee benefit plans or arrangements, and excluding bonuses and other incentive pay, but including commissions. The Administrator, in its discretion, may establish a different definition of Compensation for any future Accumulation Period(s) prior to the commencement of such Accumulation Period.

2.5	“Board”

means the Board of Directors of the Company.

2.6	“Code”

means the Internal Revenue Code of 1986, as amended from time to time. References to a particular section of the Code include references to regulations and rulings thereunder and to successor provisions.

2.7	“Cut-Off Date”

means the date established by the Administrator from time to time by which enrollment forms must be received with respect to an Accumulation Period.

2.8	“Effective Date”

means January 1, 2020.

2.9	“Eligible Employee”

means an Employee who is eligible to participate in the Plan in accordance with Article 5.

2.10	“Employee”

means any common law employees of the Company or a Participating Subsidiary. “Employee” shall not include any individual classified by the Company or a Participating Subsidiary as either an independent contractor or an individual who provides services to the Company or Participating Subsidiary through another entity shall not be eligible to participate in this Plan during the period that the individual is so classified, even if such individual is later retroactively reclassified as an employee during all or any part of such period pursuant to applicable law or otherwise.

2.11	“Enrollment Date”

means the first Trading Day of an Accumulation Period beginning on or after the Effective Date.

2.12	“Exchange Act”

means the Securities Exchange Act of 1934, as amended from time to time. References to a particular section of the Exchange Act include references to successor provisions.

2.13	“Fair Market Value”

of a Share means the closing sales price of a Share reported on an established stock exchange which is the principal exchange upon which the Shares are traded on the applicable date. Unless the Administrator determines otherwise, if the Shares are traded over the counter at the time a determination of its Fair Market Value is required to be made hereunder, Fair Market Value shall be deemed to be equal to the arithmetic mean between the reported high and low or closing bid and asked prices of a Share on the applicable date, or if no such trades were made that day then the most recent date on which Shares were publicly traded. In the event Shares are not publicly traded at the time a determination of their value is required to be made hereunder, the determination of their Fair Market Value shall be made by the Administrator in such manner as it deems appropriate provided such manner is consistent with Treasury Regulation Section 1.409A-1(b)(5)(iv)(B).

2.14	“Participant”

means an Eligible Employee who has enrolled in the Plan pursuant to Article 6. A Participant shall remain a Participant until the applicable date set forth in Article 10.

2.15	“Participating Subsidiary”

means a Subsidiary Corporation, which has adopted the Plan as a Participating Subsidiary by action of its board of directors and which has been designated by the Administrator in accordance with Section 3.3 as covered by the Plan.

2.16	“Plan”

means the iCAD, Inc. 2019 Employee Stock Purchase Plan, as set forth herein and as amended from time to time.

2.17	“Purchase Date”

means the specific Trading Day during an Accumulation Period on which Shares are purchased under the Plan in accordance with Article 9. For each Accumulation Period, the Purchase Date shall be the last Trading Day occurring in such Accumulation Period. The Administrator may, in its discretion, designate a different Purchase Date with respect to any Accumulation Period.

2.18	“Securities Act”

means the Securities Act of 1933, as amended from time to time. References to a particular section of the Securities Act include references to successor provisions.

2.19	“Share”

means a share of common stock of the Company, and such other securities of the Company, as may be substituted or resubstituted for Shares pursuant to Section 4.2 hereof.

2.20	“Subsidiary Corporation”

means any corporation in an unbroken chain of corporations beginning with the Company if, as of the applicable Enrollment Date, each of the corporations other than the last corporation in the chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

2.21	“Trading Day”

means a day the national exchange on which the Shares are listed for trading or, if not so listed, a day NASDAQ is open for trading.

Article 3.

Administration

3.1	Administrator.

The Plan shall be administered by the Board, or committee (“Committee”) appointed by the Board, which may be the Board’s Compensation Committee. The Committee shall consist of at least one Board member, but may additionally consist of individuals who are not members of the Board. The Committee shall serve at the pleasure of the Board. If the Board does not so appoint a Committee, the Board shall administer the Plan. Any references herein to “Administrator” are, except as the context requires otherwise, references to the Board or the Committee, as applicable.

This Article 3 relating to the administration of the Plan may be amended by the Administrator from time to time as may be desirable to satisfy any requirements of or under the federal securities and/or other applicable laws, rules or regulations of the United States or any applicable stock exchange, or to obtain any exemption under such laws, rules or regulations.

3.2	Powers of the Committee.

If appointed under Section 3.1, the Administrator may select one of its members as chairman and may appoint a secretary. The Administrator shall make such rules and regulations for the conduct of its business as it shall deem advisable; provided, however, that all determinations of the Administrator shall be made by a majority of its members.

The Administrator shall have the power, in addition to the powers set forth elsewhere in the Plan, and subject to and within the limits of the express provisions of the Plan, to construe and interpret the Plan and options granted under it; to establish, amend and revoke rules and regulations for administration of the Plan; to determine all questions of policy and expediency that may arise in the administration of the Plan; to allocate and delegate such of its powers as it deems desirable to facilitate the administration and operation of the Plan; and, generally, to exercise such powers and perform such acts as it deems necessary or expedient to promote the best interests of the Company. The Administrator’s determinations as to the interpretation and operation of this Plan shall be final and conclusive.

3.3	Designation of Participating Subsidiaries.

The Administrator may designate from time to time which Subsidiary Corporations of the Company shall be Participating Subsidiaries.

Article 4.

Number of Shares

4.1	Number of Shares Issuable Under the Plan.

Subject to adjustment as provided in Section 4.2, the maximum number of Shares hereby reserved for delivery under the Plan shall be 950,000 Shares.

If any option granted under the Plan shall for any reason terminate without having been exercised, the Shares not purchased under such option shall again become available for the Plan.

4.2	Adjustments in Authorized Shares; Liquidation or Dissolution.

In the event of any reorganization, recapitalization, stock split, reverse stock split, stock dividend, combination of shares, merger, consolidation, acquisition of property or shares, separation, asset spin-off, stock rights offering, liquidation or other similar change in the capital structure of the Company, the Administrator shall make such adjustment, if any, as it deems appropriate in the number, kind and purchase price of the Shares available for purchase under the Plan. In the event that, at a time when options are outstanding hereunder, there occurs a dissolution or liquidation of the Company, each option to purchase Shares shall terminate, but the Participant holding such option shall have the right to exercise his or her option prior to such termination of the option upon the dissolution or liquidation. The Company reserves the right to reduce the number of Shares which Employees may purchase pursuant to their enrollment in the Plan.

Article 5.

Eligibility Requirements

5.1	Eligibility.

Except as provided in Section 5.2, each individual who is an Employee of the Company or a Participating Subsidiary on the applicable Cut-Off Date shall become eligible to participate in the Plan in accordance with Article 6 as of the first Enrollment Date following the date the individual becomes an Employee of the Company or a Participating Subsidiary, provided that the individual remains an Eligible Employee on the first day of the Accumulation Period associated with such Enrollment Date. Participation in the Plan is entirely voluntary.

5.2	Ineligible Employees.

Employees meeting any of the following restrictions are not eligible to participate in the Plan:

(a) Employees of the Company or a Subsidiary Corporation who are members of a collective bargaining unit whose benefits were the subject of good faith collective bargaining are excluded from participation in the Plan.

(b) Employees whose customary employment is 20 hours or less per week.

(c) Employees whose customary employment is for not more than 5 months in any calendar year.

(d) Employees of a Participating Subsidiary who are citizens or residents of a foreign jurisdiction (a “Foreign Employee”) if (i) the grant of an option under the Plan to such Foreign Employee is prohibited under the laws of such foreign jurisdiction or (ii) compliance the laws of such foreign jurisdiction would cause the Plan to violate the requirements of Section 423 of the Code.

(e) Section 16 Officers may be restricted in their ability to acquire or sell Shares of common stock in order to comply with Section 16 of the Securities Exchange Act of 1934, as amended, in accordance with rules and procedures adopted by the Administrator.

(f) Employees of any Subsidiary Corporation that is not a Participating Subsidiary.

The Plan is intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the options shall be granted and may be exercised, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and the options granted hereunder shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

Article 6.

Enrollment

6.1	Enrollment.

Any Eligible Employee may consent to enrollment in the Plan for an Accumulation Period by completing and signing an enrollment form (which authorizes payroll deductions during such Accumulation Period in accordance with Section 8.1) and submitting such enrollment form to the Company or the Participating Subsidiary on or before the Cut-Off Date specified by the Administrator. Payroll deductions pursuant to the enrollment form shall be effective as of the first payroll period with a pay day after the Enrollment Date for the Accumulation Period to which the enrollment form relates, and shall continue in effect until the earliest of:

(a) the end of the last payroll period with a payday in the Accumulation Period;

(b) the date during the Accumulation Period as of which the Employee elects to cease his or her enrollment in accordance with Section 8.4; and

(c) the date during the Accumulation Period as of which the Employee withdraws from the Plan or has a termination of employment in accordance with Article 10.

Article 7.

Grant of Options on Enrollment

7.1	Option Grants.

The automatic enrollment by an Eligible Employee in the Plan as of an Enrollment Date will constitute the grant as of such Enrollment Date by the Company to such Participant of an option to purchase Shares from the Company pursuant to the Plan.

7.2	Option Term.

An option granted to a Participant pursuant to this Plan shall expire, if not terminated earlier for any reason, on the earliest to occur of: (a) the end of the Purchase Date with respect to the Accumulation Period in which such option was granted; (b) the completion of the purchase of Shares under the option under Article 9; or (c) the date on which participation of such Participant in the Plan terminates for any reason.

7.3	Restrictions on Option Grants.

(a) Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan (i) to the extent that, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company and/or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Subsidiary Corporation, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans of the Company and its Subsidiary Corporations accrues at a rate which exceeds Twenty-Five Thousand Dollars ($25,000) worth of stock (determined at the Fair Market Value of the Shares at the time such option is granted) for each calendar year in which such option is outstanding at any time.

(b) In connection with each offering made for an Accumulation Period, the Administrator may specify: (i) a maximum aggregate number of Shares that may be purchased by any Participant on the Purchase Date, and/or (ii) a maximum number of Shares that may be purchased by all Participants on the Purchase Date.

Article 8.

Payroll Deductions

8.1	Payroll Deduction Elections.

An Eligible Employee who files an enrollment form pursuant to Article 8 shall elect and authorize in such form to have deductions made from his or her Base Earnings on each payday he or she receives a paycheck during the Accumulation Period to which the enrollment form relates, and he or she shall designate on such form the percentage (in whole percentages) of Base Earnings to be deducted each payday during such Accumulation Period. The minimum an Employee may elect and authorize to have deducted is 1% of his or her Base Earnings paid per pay period in such Accumulation Period, and the maximum is 15% of his or her Base Earnings paid per pay period in such Accumulation Period (or such larger or smaller percentage as the Administrator may designate from time to time).

8.2	Duration of Payroll Deductions.

Deductions from a Participant’s Base Earnings shall commence upon the first payday on or after the commencement of the Accumulation Period, and shall continue until the date on which such authorization ceases to be effective in accordance with Article 6. The amount of each deduction made for a Participant shall be credited to the Participant’s Account.

8.3	Unfunded Status of Payroll Deductions.

Prior to the time a Participant’s payroll deduction is used to purchase Shares as provided in Article 9 below, such amounts are considered general assets of the Company or Participating Subsidiary (as applicable) and, as such, are subject to the claims of the Company’s or Participating Subsidiary’s creditors in the event of insolvency or bankruptcy. The Company or Participating Subsidiary may use such funds for any corporate purpose, and the Company will not be obligated to segregate such funds from the Company’s or Participating Subsidiary’s general corporate funds and/or deposit such funds with an independent third party.

8.4	Cancellation of Payroll Deduction Election.

As of the last day of any month during an Accumulation Period, a Participant may elect to cease (but not to increase or decrease) payroll deductions made on his or her behalf for the remainder of such Accumulation Period by filing the applicable election with the Company or Participating Subsidiary in such form and manner and at such time as may be permitted by the Administrator. A Participant who has ceased payroll deductions may have the amount which was credited to his or her Account prior to such cessation applied to the purchase of Shares as of the Purchase Date in accordance with Section 9.1 and receive the balance of the Account with respect to which the enrollment is ceased, if any, in cash. A Participant who has ceased payroll deductions may also voluntarily withdraw from the Plan pursuant to Section 10.1. Any Participant who ceases payroll deductions for an Accumulation Period may re-enroll in the Plan on the next subsequent Enrollment Date following the cessation in accordance with the provisions of Article 6. A Participant who ceases to be employed by the Company or any Participating Subsidiary will cease to be a Participant in accordance with Section 10.2.

8.5	No Additional Contributions Permitted.

A Participant may not make any separate or additional contributions to his Account under the Plan. Neither the Company nor any Participating Subsidiary shall make separate or additional contributions to any Participant’s Account under the Plan.

Article 9.

Purchase of Shares

9.1	Exercise of Options.

Subject to Section 9.2, any option held by the Participant which was granted under this Plan and which remains outstanding as of a Purchase Date shall be deemed to have been exercised on such Purchase Date for the purchase of the number of whole Shares which the funds accumulated in his or her Account as of the Purchase Date will purchase at the applicable purchase price. No Shares will be purchased on behalf of any Participant who fails to file an enrollment form authorizing payroll deductions for an Accumulation Period.

9.2	Effect of Withdrawal from the Plan.

A Participant who holds an outstanding option as of a Purchase Date shall not be deemed to have exercised such option if the Participant elected not to exercise the option by withdrawing from the Plan in accordance with Section 10.1.

If, after a Participant’s exercise of an option under Section 9.1, an amount remains credited to the Participant’s Account as of a Purchase Date, then the remaining amount shall be distributed to the Participant in cash as soon as administratively practical after such Purchase Date.

9.3	Option Exercise Price.

The purchase price for each Share purchased under any option shall not be less than 85% of the lesser of (a) the Fair Market Value of a Share on the Purchase Date or (b) the Fair Market Value of a Share on the first Trading Day of the Accumulation Period. Notwithstanding the preceding, the Administrator may establish a different purchase price for each Share purchased under any option provided that such purchase price is determined at least thirty (30) days prior to the beginning of the Accumulation Period for which it is applicable and is not less than the exercise price described in the preceding sentence.

9.4	Restrictions on Option Exercise.

If the total number of Shares for which an option is exercised on any Purchase Date in accordance with this Article 9, when aggregated with all Shares previously granted under this Plan, exceeds the maximum number of Shares reserved in Section 4.1, the Administrator shall make a pro rata allocation of the Shares available for delivery and distribution in as nearly a uniform manner as shall be practicable and as it shall determine to be equitable, and the balance of the cash amount credited to the Account of each Participant under the Plan shall be returned to him or her as promptly as administratively practical.

Article 10.

Withdrawal From the Plan; Termination of Employment; Leave of Absence; Death

10.1	Withdrawal from the Plan.

A Participant may withdraw from the Plan in full (but not in part) during any Accumulation Period by delivering a notice of withdrawal to the Company (in a manner prescribed by the Administrator) at any time prior to the first day of the calendar last month immediately preceding the Purchase Date for such Accumulation Period, or at such shorter time in advance of the Purchase Date as the Administrator may permit. If notice of withdrawal is timely received, all funds then accumulated in the Participant’s Account shall not be used to purchase Shares, but shall instead be distributed to the Participant as soon as administratively practical, and the Participant’s payroll deductions shall cease as soon as administratively practical. An Employee who has withdrawn during an Accumulation Period may not return funds to the Company or a Participating Subsidiary during the same Accumulation Period and require the Company or Participating Subsidiary to apply those funds to the purchase of Shares, nor may such Participant’s payroll deductions continue, in accordance with Article 6. Any Eligible Employee who has withdrawn from the Plan may, however, re-enroll in the Plan on the next subsequent Enrollment Date following withdrawal in accordance with the provisions of Article 6.

10.2	Termination of Employment.

Participation in the Plan terminates immediately when a Participant ceases to be employed by the Company or any Participating Subsidiary for any reason whatsoever, including but not limited to termination of employment, whether voluntary or involuntary, or on account of disability, or retirement, but not including death, or if the Participating Subsidiary employing the Participant ceases for any reason to be a Participating Subsidiary. Participation in the Plan also terminates immediately when a Participant ceases to be an Eligible Employee under Article 5 or withdraws from the Plan. Upon termination of participation such terminated Participant’s outstanding options shall thereupon terminate. As soon as administratively practicable after termination of participation, the Company shall pay to the Participant or legal representative all amounts accumulated in the Participant’s Account and held by the Company at the time of termination of participation, and any Participating Subsidiary shall pay to the Participant or legal representative all amounts accumulated in the Participant’s Account and held by the Participating Subsidiary at the time of termination of participation.

10.3	Leave of Absence.

If a Participant takes an unpaid leave of absence without terminating employment, such Participant will be deemed to have discontinued contributions to the Plan in accordance with Section 8.3, but will remain a Participant in the Plan through the balance of the Accumulation Period in which his or her leave of absence begins, so long as such leave of absence does not exceed ninety (90) days. If a Participant takes an unpaid leave of absence without terminating employment, such Participant will be deemed to have withdrawn from the Plan in accordance with Section 10.1 on the ninety-first (91st) day of such leave of absence.

10.4	Death.

As soon as administratively feasible after the death of a Participant, amounts accumulated in his or her Account shall be paid in cash to the beneficiary or beneficiaries designated by the Participant on a beneficiary designation form approved by the Administrator, but if the Participant does not make an effective beneficiary designation then such amounts shall be paid in cash to the Participant’s spouse if the Participant has a spouse, or, if the Participant does not have a spouse, to the executor, administrator or other legal representative of the Participant’s estate. Such payment shall relieve the Company and the Participating Subsidiary of further liability with respect to the Plan on account of the deceased Participant.

If more than one beneficiary is designated, each beneficiary shall receive an equal portion of the Account unless the Participant has given express contrary instructions. None of the Participant’s beneficiary, spouse, executor, administrator or other legal representative of the Participant’s estate shall, prior to the death of the Participant by whom he has been designated, acquire any interest in the amounts credited to the Participant’s Account under the Plan.

Article 11.

Miscellaneous

11.1	Interest.

Interest or earnings will not be paid on any Employee Accounts.

11.2	Restrictions on Transfer.

The rights of a Participant under the Plan shall not be assignable or transferable by such Participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw from the Plan in accordance with Section 10.1.

11.3	Administrative Assistance.

If the Administrator in its discretion so elects, it may retain a brokerage firm, bank, other financial institution or other appropriate agent to assist in the purchase of Shares, delivery of reports or other administrative aspects of the Plan. If the Administrator so elects, each Participant shall (unless prohibited by applicable law) be deemed upon enrollment in the Plan to have authorized the establishment of an account on his or her behalf at such institution. Shares purchased by a Participant under the Plan shall be held in the account in the Participant’s name, or if the Participant so indicates in the enrollment form, in the Participant’s name together with the name of one or more other persons in joint tenancy with right of survivorship or in tenancy by the entireties or as spousal community property, or in such forms of trust as may be approved by the Administrator, to the extent permitted by law.

11.4	Costs.

All costs and expenses incurred in administering the Plan shall be paid by the Company or Participating Subsidiaries, including any brokerage fees on the purchased Shares; excepting that any stamp duties, transfer taxes, fees to issue stock certificates, and any brokerage fees on the sale price applicable to participation in the Plan after the initial purchase of the Shares on the Purchase Date shall be charged to the Account or brokerage account of such Participant.

11.5	Applicable Law.

The Plan shall be governed by the substantive laws (excluding the conflict of laws rules) of the State of Delaware.

11.6	Amendment and Termination.

The Board or the Board’s Compensation Committee may amend, alter or terminate the Plan at any time. Notwithstanding any provision hereunder to the contrary, no amendment which would amend or modify the Plan in a manner requiring stockholder approval under any securities exchange on which the Shares are traded shall be effective unless, within one year after it is adopted, it is approved by the holders of a majority of the voting power of the Company’s outstanding shares. The provisions of this Section 11.6 are in addition to, and not in lieu of, the authority of the Administrator to amend or modify the Plan under other provisions of the Plan.

If the Plan is terminated, the Administrator may elect to terminate all outstanding options either prior to their expiration or upon completion of the purchase of Shares on the next Purchase Date, or may elect to permit options to expire in accordance with the terms of this Plan (and participation to continue through such expiration dates). If the options are terminated prior to expiration, all funds accumulated in Participants’ Accounts as of the date the options are terminated shall be returned to the Participants as soon as administratively feasible.

11.7	No Right of Employment.

Neither the grant nor the exercise of any rights to purchase Shares under this Plan nor anything in this Plan shall impose upon the Company or Participating Subsidiary any obligation to employ or continue to employ any employee. The right of the Company or Participating Subsidiary to terminate any employee shall not be diminished or affected because any rights to purchase Shares have been granted to such employee.

11.8	Requirements of Law.

The making of payroll deductions and the delivery of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. Notwithstanding any provision of the Plan, Participants shall not be entitled to receive benefits under the Plan, and the Company (and any Subsidiary Corporation) shall not be obligated to deliver any Shares or deliver benefits to a Participant, if such delivery would constitute a violation by the Participant or the Company or any of its Subsidiary Corporations of any applicable law or regulation.

11.9	Gender.

When used herein, masculine terms shall be deemed to include the feminine, except when the context indicates to the contrary.

11.10	Military Service.

The Plan shall be administered in accordance with Section 14(u) of the Internal Revenue Code and the Uniformed Services Employment and Reemployment Rights Act of 1994.

11.11	Code Section 409A.

Purchase rights granted hereunder are intended to be exempt from the application of Code Section 409A as a statutory option described in Section 423 of the Code and any ambiguities shall be construed and interpreted in accordance with such intent.

11.12	Stockholder Approval.

All options granted on or after the Effective Date and prior to the date the Company’s stockholders approve the Plan are expressly conditioned upon and subject to approval of the Plan by the Company’s stockholders.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.Vote by Internet or Telephone - QUICK EASY IMMEDIATE - 24 Hours a Day, 7 Days a Week or by MailYour phone or Internet vote authorizes the named iCAD, Inc. proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on December 5, 2019.INTERNET/MOBILE –www.cstproxyvote.comUse the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.PHONE – 1 (866) 894-0536Use a touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE. FOLD AND DETACH HERE AND READ THE REVERSE SIDE PROXY Please mark your votes XTHIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN BELOW. IF like this PROPOSALS NO INSTRUCTIONS LISTED ARE BELOW. GIVEN, DISCRETIONARY THIS PROXY WILL VOTING BE VOTED IS HEREBY FOR CONFERRED THOSE NOMINEES AS TO AND CERTAIN THE MATTERS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT.Election of DirectorsMichael KleinDr. Rakesh PatelDr. Susan WoodAndy SassineFOR all nominees WITHHOLD AUTHORITY 4. To approve the 2019 Employee Stock listed below (except to vote (except as marked to Purchase Plan. as indicated to the the contrary for all nominees contrary below) listed to the left)FOR AGAINST ABSTAIN5. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any postponement(s) or adjournment(s) thereof.(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space below)2. To ratify the appointment of BDO USA, LLP FOR AGAINST ABSTAIN as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019.3. To approve, by non-binding advisory vote, FOR AGAINST ABSTAIN the resolution approving the Company’s named executive officer compensation (Say on Pay Proposal).CONTROL NUMBERSignature Signature if held jointly Date _, 2019.Note: Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.14014_Rev2 iCAD_Proxy_Card.indd 1 11/4/19 4:29 PM

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held December 6, 2019 The Proxy Statement and Annual Report to Stockholders are available at http://www.cstproxy.com/icadmed/2019 FOLD AND DETACH HERE AND READ THE REVERSE SIDE PROXY iCAD, Inc. 98 Spit Brook, Suite 100 Nashua, New Hampshire 03062 PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD DECEMBER 6, 2019 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints MICHAEL KLEIN and SCOTT AREGLADO, and each of them, Proxies, with full power of substitution in each of them, in the name, place and stead of the undersigned, to vote at the Annual Meeting of Stockholders of iCAD, Inc. (the Company) on Friday, December 6, 2019, at 10:00 AM or at any postponements or adjournments thereof, according to the number of votes that the undersigned would be entitled to vote if personally present, upon the following matters on the reverse side. (Continued, and to be marked, dated and signed, on the other side)14014_Rev2 iCAD_Proxy_Card.indd 211/4/19 4:29 PM